AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

LORAL SPACE & COMMUNICATIONS INC.

AND

MHR FUND MANAGEMENT LLC

DATED: October 17, 2006

TABLE OF CONTENTS

Page

ARTICLE 1
ARTICLE 2
Section 2.01.
Section 2.02.
Section 2.03.
ARTICLE 3
Section 3.01.
Section 3.02.
ARTICLE 4
Section 4.01.
Section 4.02.
Section 4.03.
ARTICLE 5
Section 5.01.
Section 5.02.
Section 5.03.
Section 5.04.
Section 5.05.
Section 5.06.
Section 5.07.
Section 5.08.
Section 5.09.
Section 5.10.
Section 5.11.
Section 5.12.
Section 5.13.
Section 5.14.
Section 5.15.
ARTICLE 6
Section 6.01.
Section 6.02.
Section 6.03.
Section 6.04.
Section 6.05.
Section 6.06.
Section 6.07.
Section 6.08.
Section 6.09.
Section 6.10.
Section 6.11.
Section 6.12.
Section 6.13.
Section 6.14.
Section 6.15.
Section 6.16.
Section 6.17.
Section 6.18.
Section 6.19.
Section 6.20.
DEFINITIONS
PURCHASE AND SALE OF SECURITIES; CLOSING
Authorization of Securities.
Sale and Purchase of Series A-1 Preferred Stock and Series B-1 Preferred Stock.
Closing; Delivery.
REPRESENTATIONS AND WARRANTIES
Representations and Warranties of the Corporation
Representations and Warranties of the Investors
CONDITIONS TO OBLIGATIONS
Conditions to Each Party’s Obligation.
Conditions to the Obligations of the Corporation
Conditions to the Obligation of the Investors.
COVENANTS OF THE CORPORATION AND THE INVESTORS
Redemption of SkyNet 14% Notes
Authorization of Class B Non-Voting Stock.
Bring-Down Certificate
Trading
Conversion Upon Certain Transfers.
Threshold Conversion.
Contributions to SkyNet
Permitted Indebtedness
Limitations on Disposition
Investor Transfer Restriction
MHR Board Representation
MHR Voting Covenant.
Further Actions.
Authorization of Exchange Proposal.
Voting Covenant of Series A-2 Preferred Stock and Series B-2 Preferred Stock
MISCELLANEOUS
Survival of Representations and Warranties
Indemnification.
Termination
Legends.
Fees and Expenses.
Equitable Remedies.
Notices.
Entire Agreement.
Remedies Cumulative.
Governing Law.
Counterparts.
Waivers.
Successors and Assigns.
Further Assurances.
Public Announcements
Jurisdiction; Consent to Service of Process.
Amendment
Schedule 13D Filings Conclusive
Headings
Severability

EXHIBITS

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I EXHIBIT J EXHIBIT K EXHIBIT L EXHIBIT M EXHIBIT N	FORM OF SERIES A CERTIFICATE OF DESIGNATION
FORM OF SERIES B CERTIFICATE OF DESIGNATION
FORM OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
CORPORATION SCHEDULE OF EXCEPTIONS
[INTENTIONALLY OMITTED]
FORM OF OPINION OF WILLKIE FARR & GALLAGHER LLP
FORM OF AMENDMENT TO AMENDED AND RESTATED BYLAWS
FORM OF BRING-DOWN CERTIFICATE
FORM OF BRING-DOWN OPINION
FORM OF THRESHOLD CONVERSION NOTICE
FORM OF NOTICE OF CONFIRMATION
FORM OF NOTICE OF DISAGREEMENT
FORM OF JOINDER AGREEMENT

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of October 17, 2006, as amended and restated on February 27, 2007, by and between LORAL SPACE & COMMUNICATIONS INC., a Delaware corporation (the “Corporation”) and MHR Fund Management LLC or any of its permitted assignees (each an “Investor” and collectively, the “Investors”) (including all Exhibits thereto, as so amended and restated, the “Agreement”). Unless otherwise specified, all references to the date of this Agreement or the date hereof shall be references to October 17, 2006. The amendment and restatement of this Agreement shall not affect in any way the original terms of this Agreement as set forth on October 17, 2006, except as specifically amended by this amendment and restatement.

W I T N E S S E T H:

WHEREAS, the Corporation is engaged in the global satellite communications business;

WHEREAS, the Board of Directors of the Corporation (the “Board”) (excluding directors who are Affiliates of the Investors) has unanimously declared, following the unanimous recommendation of the Special Committee (as defined below) to such effect (the “Recommendation”), that the terms of the transactions contemplated hereby are fair, from a financial point of view, to the Corporation and its stockholders (other than MHR), and, taken as a whole, are no less favorable, from a financial point of view, than the Corporation could obtain from an unrelated third party, and has approved this Agreement and the transactions contemplated hereby;

WHEREAS, the Board has determined to issue and sell, and the Investors have determined to purchase, for an aggregate purchase price of Three Hundred Million and Ninety Eight Dollars ($300,000,098.00) in cash, (i) 136,526 shares of Series A-1 Cumulative 7.50% Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the “Series A-1 Preferred Stock”), having the rights, preferences, privileges and powers set forth in the Series A Certificate of Designation (as defined below) attached hereto as Exhibit A , and (ii) 858,486 shares of Series B-1 Cumulative 7.50% Preferred Stock, par value $0.01 per share, of the Corporation (the “Series B-1 Preferred Stock”), having the rights, preferences, privileges and powers set forth in the Series B Certificate of Designation (as defined below) attached hereto as Exhibit B; and

WHEREAS, immediately following the consummation of the transactions contemplated hereby, the shares of Common Stock issuable upon the conversion of the Series A-1 Preferred Stock, together with the shares of Common Stock held by the Investors and their Affiliates, will represent 39.999% of the issued and outstanding shares of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. For purposes of this Agreement:

“Acquisition” shall have the meaning set forth in Section 5.01.

“Adjusted Tangible Asset Value” shall mean, as of any period, the excess, if any, of (i) Consolidated Tangible Asset Value, over (ii) SkyNet Tangible Asset Value.

“Affiliate” shall mean, with respect to any Person hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such Person. The term “control” shall mean the power to direct the affairs of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Amended and Restated Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation, substantially identical in form and substance to that attached hereto as Exhibit C.

“Applicable Law” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Arrearages” shall mean, as of any particular date, the amount of any accumulated and unpaid dividends on any shares of Preferred Stock.

“Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Balance Sheet” shall mean the Consolidated Balance Sheets of the Corporation included within the Corporation’s periodic reports filed pursuant to the Exchange Act.

“Beneficial Owner” shall have the meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” shall have the meaning set forth in the second recital hereof.

“Bring-Down Certificate” shall have the meaning set forth in Section 5.03.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Bylaws” shall mean the Amended and Restated Bylaws of the Corporation, dated as of November 21, 2005, as amended and restated from time to time.

“Capital Lease” shall mean, for any Person, a lease of any interest in any kind of property (whether real, personal or mixed) or asset by such Person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation.

“Class B Non-Voting Stock” shall mean the Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock collectively, and such reference shall be deemed to be a reference to each of the Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock, except as expressly set forth and provided for in this Agreement.

“Class B-1 Non-Voting Stock” shall mean, from the date of the Class B Non-Voting Stock Authorization, Class B-1 Non-Voting Common Stock, par value $0.01, of the Corporation, which shall be (i) non-voting (except as required by Applicable Law), , (ii) identical to the Common Stock in all respects (except as set forth in clause (i) above), including with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution, and (iii) convertible into Common Stock only under the conditions set forth in the Amended and Restated Certificate of Incorporation.

“Class B-2 Non-Voting Stock” shall mean, from the date of the Class B Non-Voting Stock Authorization, Class B-2 Non-Voting Common Stock, par value $0.01, of the Corporation, which shall be (i) non-voting (except as required by Applicable Law) (ii) identical to the Common Stock in all respects (except as set forth in clause (i) above), including with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution, and (iii) convertible into Class B-1 Non-Voting Stock only upon the Exchange Proposal Approval, as set forth in the Amended and Restated Certificate of Incorporation.

“Class B Non-Voting Stock Authorization” shall mean the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing the creation of the Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock, pursuant to Section 5.02(a) and the subsequent reservation of all such shares for issuance upon conversion of any shares of Series A Preferred Stock and Series B Preferred Stock pursuant to the terms of the Series A Certificate of Designation and Series B Certificate of Designation, respectively, and the exchange of the Class B-2 Non-Voting Stock for Class B-1 Non-Voting Stock pursuant to the terms of the Certificate of Incorporation, provided that if, at the time of such filing, there are no shares of (i) Series A-2 Preferred Stock outstanding, such amendment to the Certificate of Incorporation shall eliminate the Series A-2 Preferred Stock from the authorized capital of the Corporation, and (ii) Series B-2 Preferred Stock outstanding, such amendment to the Certificate of Incorporation shall eliminate the Series B-2 Preferred Stock from the authorized capital of the Corporation.

“Class B Proposal” shall have the meaning set forth in Section 5.02(a).

“Closing” shall have the meaning set forth in Section 2.03(a).

“Closing Date” shall have the meaning set forth in Section 2.03(a).

“Collateral” shall have the meaning set forth in Section 5.07(b).

“Collateral Documents” shall mean the Registration Rights Agreement, the Series A Certificate of Designation and the Series B Certificate of Designation.

“Common Stock” shall mean the common stock, par value $.01 per share, of the Corporation.

“Communications Act” shall mean the Communications Act of 1934 and the Communications Satellite Act of 1962, as amended.

“Consolidated Deferred Income Tax Asset” shall mean, as of any period, the amount identified as an asset on the Corporation’s Balance Sheet relating to deferred income tax assets of the Corporation or any of its Consolidated Entities resulting from net operating loss carryforwards generated prior to November 21, 2005, net of any applicable valuation allowances as determined in accordance with GAAP consistently applied.

“Consolidated Entities” shall mean those entities that are consolidated into the Consolidated Financial Statements of the Corporation in accordance with GAAP.

“Consolidated Intangible Assets” shall mean, as of any period, to the extent not included in Goodwill, the amount identified as intangible assets of the Corporation and its Consolidated Entities on the Corporation’s Balance Sheet, including but not limited to, patents, trademarks, tradenames, copyrights and franchises, and all capitalized transaction fees and expenses.

“Consolidated Preferred Stock” shall mean, as of any period, to the extent not included in Minority Interest, the amount identified as preferred stock of the Corporation or any of its Consolidated Entities on the Corporation’s Balance Sheet.

“Consolidated Tangible Asset Value” shall mean, as of any period, the excess, if any, of (a) Total Shareholders’ Equity, over (b) the sum of (i) Consolidated Preferred Stock, (ii) Goodwill, (iii) Consolidated Intangible Assets, and (iv) Consolidated Deferred Income Tax Asset.

“Contract” shall mean any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

“Conversion Issuance Date” shall have the meaning set forth in Section 5.03.

“Corporation” shall have the meaning set forth in the preamble hereof.

“Corporation Schedule of Exceptions” shall have the meaning set forth in Section 3.01.

“Disqualified Transferee” shall have the meaning set forth in Section 5.05(b).

“Dollar” or “$” shall mean the basic unit of the lawful currency of the United States of America.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

“Exchange Proposal” shall have the meaning set forth in Section 5.14.

“Exchange Proposal Approval” shall have the meaning set forth in Section 5.14.

“Fairness Opinion” shall mean the opinion of North Point, to the effect that, as of the date hereof, the terms of the transactions contemplated hereby are fair, from a financial point of view, to the Corporation and its stockholders (other than MHR), and, taken as a whole, are no less favorable, from a financial point of view, than the Corporation could obtain from an unrelated third party.

“Federal” shall mean of, relating to or promulgated by the United States of America, as distinct from its constituent states.

“GAAP” shall mean generally accepted accounting principles, consistently applied, as in effect in the United States.

“Goodwill” shall mean, as of any period, the amount identified as Goodwill on the Balance Sheet.

“Governmental Approval” shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, which consent, license, registration or permit is related primarily to or required for the operation of the business of the Corporation.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof or any entity (other than the NASD or any securities exchange) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof. For the avoidance of doubt, neither the NASD nor any securities exchange shall be deemed to be a Governmental Authority as defined herein.

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into by the Corporation or any of its Consolidated Entities which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other financial products; (iii) all obligations of such Person as a lessee under Capital Leases; (iv) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed; (v) all obligations of such Person to pay the deferred purchase price of assets; (vi) all obligations of such Person owing under Hedge Agreements; and (vii) any obligations of such Person Guaranteeing or intended to Guarantee (whether directly or indirectly Guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness of such other Person under any of clauses (i) through (vi) above.

“Indebtedness Incurrence Period” shall have the meaning set forth in Section 5.08(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.02(a).

“Investor(s)” shall have the meaning set forth in the preamble hereof.

“Investor Indemnified Liabilities” shall have the meaning set forth in Section 6.02(a).

“Investor Indemnified Party” shall have the meaning set forth in Section 6.02(a).

“Joint Venture” shall mean any joint venture between the Corporation or any of its Subsidiaries and any other Person.

“Knowledge” shall mean the actual knowledge, after due inquiry, of Michael B. Targoff, Eric Zahler, Richard J. Townsend, Avi Katz, Richard Mastoloni and Janet Yeung.

“Legal Requirement” shall mean any Federal, state or municipal law, ordinance, regulation, statute or treaty, which shall not include any rules or regulations of the NASD or any securities exchange.

“Lien” shall mean any mortgage, pledge, lien, security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

“Majority Ownership Date” means the earlier of the date that (i) MHR becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Common Stock of the Corporation (including any successor to the Corporation) (excluding any shares of Series A-1 Preferred Stock issued on the Closing Date or Common Stock issued upon the conversion thereof), and (ii) a Person unrelated to MHR becomes the Beneficial Owner, directly or indirectly, of shares of capital stock of the Corporation (other than any shares acquired in violation of the Transfer Restriction) constituting, upon exercise or conversion into Common Stock of all in-the-money convertible securities, options and warrants that such person has the immediate right to so exercise or exchange, more than 50% of the Common Stock of the Corporation (including any successor to the Corporation) that would be outstanding following the exercise or conversion of all in-the-money convertible securities, options and warrants of the Corporation then outstanding; provided that the Majority Ownership Date shall not be deemed to have occurred pursuant to clause (ii) above if at such time MHR would, upon conversion of any shares of Series A Preferred Stock, Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock then held by it into Common Stock and upon conversion of any shares of Series B-1 Preferred Stock then held by it into Series A-1 Preferred Stock or Common Stock, become the Beneficial Owner of more than 50% of the Common Stock of the Corporation (including any successor to the Corporation), that would be outstanding following the exercise or conversion of all in-the-money convertible securities, options and warrants of the Corporation then outstanding.

“Material Adverse Effect” shall mean such facts, circumstances, developments, events, changes or effects that are, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, financial condition or continuing operations of the Corporation and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, developments, events, changes or effects (a) generally affecting the satellite services or satellite manufacturing industries (except to the extent such facts, circumstances, developments, events, changes or effects have had or would reasonably be expected to have a materially disproportionate effect on the Corporation and its Subsidiaries, taken as a whole as compared to other Persons in the industry in which the Corporation and its Subsidiaries operate), or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or any of the transactions contemplated by this Agreement, or (ii) changes in Applicable Law, GAAP (as hereinafter defined) or accounting standards.

“MHR” shall mean MHR Fund Management LLC and any successor thereto and its Affiliates.

“MHR Designee” shall have the meaning set forth in Section 5.11.

“Minority Interest” shall mean the amount identified as Minority Interest on the Balance Sheet.

“NASD” means the National Association of Securities Dealers.

“NASD Request” shall have the meaning set forth in Section 4.01(h).

“Non-Voting Securities Proposal” shall have the meaning set forth in Section 5.02(a).

“North Point” shall mean North Point Advisors, LLC.

“Notes” shall have the meaning set forth in Section 5.01.

“Notice of Confirmation” shall have the meaning set forth in Section 5.06(b).

“Notice of Disagreement” shall have the meaning set forth in Section 5.06(b).

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“PIK Dividend Issuance Date” shall have the meaning set forth in Section 5.03.

“PIK Dividends” shall have the meaning set forth in Section 3.01(c)(iii).

“Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

“Proceeding” shall the meaning set forth in Section 6.02(b).

“Proxy Statement” shall have the meaning set forth in 5.02(a).

“Purchased Shares” shall have the meaning set forth in Section 2.02.

“Qualified Transferee” shall mean a Person other than a Disqualified Transferee.

“Recommendation” shall have the meaning set forth in the second recital hereof.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement, substantially identical in form and substance to that attached hereto as Exhibit D.

“Restricted Transferee” shall mean a Person other than MHR who either (i) solely as a result of a transfer by MHR of shares of Series A-1 Preferred Stock issued on the Closing Date (or Common Stock issued upon the conversion thereof) would become the Beneficial Owner of more than 35.9% of the aggregate voting power of all outstanding securities issued by the Corporation (assuming the conversion of all the then-outstanding Series A-1 Preferred Stock) immediately after such transfer, or (ii) is the Beneficial Owner of more than 35.9% but less than 50% of the aggregate voting power of all outstanding securities issued by the Corporation (assuming the conversion of all the then-outstanding Series A-1 Preferred Stock) immediately prior to any transfer by MHR of shares of Series A-1 Preferred Stock issued on the Closing Date (or Common Stock issued upon the conversion thereof).

“SEC” shall mean the United States Securities and Exchange Commission or any successors thereto.

“SEC Reports” shall mean all reports filed by the Corporation with the SEC pursuant to the provisions of the Exchange Act or the Securities Act.

“Secured Loan Agreement” shall have the meaning set forth in Section 5.07(b).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, from time to time.

“Security Interest” shall have the meaning set forth in Section 5.07(b).

“Series A Certificate of Designation” shall have the meaning set forth in the third recital hereof.

“Series A PIK Dividends” shall have the meaning set forth in Section 3.01(c)(ii).

“Series A Preferred Stock” shall mean the Series A-1 Preferred Stock and Series A-2 Preferred Stock collectively and such reference shall be deemed to be a reference to each of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, except as expressly set forth and provided for in this Agreement.

“Series A-1 Preferred Stock” shall have the meaning set forth in the third recital hereof.

“Series A-2 Preferred Stock” shall mean the Series A-2 Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Certificate of Designation” shall have the meaning set forth in the third recital hereof.

“Series B PIK Dividends” shall have the meaning set forth in Section 3.01(c)(iii).

“Series B Preferred Stock” shall mean the Series B-1 Preferred Stock and Series B-2 Preferred collectively and such reference shall be deemed to be a reference to each of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, except as expressly set forth and provided for in this Agreement.

“Series B-1 Preferred Stock” shall have the meaning set forth in the third recital hereof.

“Series B-2 Preferred Stock” shall mean the Series B-2 Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Share Purchase Price” shall have the meaning set forth in Section 2.02.

“SkyNet” shall mean Loral Skynet Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Corporation.

“SkyNet Deferred Income Tax Asset” shall mean, as of any period, any portion of the Consolidated Deferred Income Tax Asset attributable to SkyNet and its Consolidated Entities as of such period.

“SkyNet Goodwill” shall mean, as of any period, the amount of Goodwill attributable to SkyNet and its Consolidated Entities as of such period.

“SkyNet Intangible Assets” shall mean, as of any period, that portion of Consolidated Intangible Assets attributable to SkyNet and its Consolidated Entities.

“SkyNet Preferred Stock” shall mean, as of any period, (i) any portion of the Consolidated Preferred Stock attributable to SkyNet and its Consolidated Entities, and (ii) without duplication, the amount of Minority Interest reflected on the Balance Sheet that is attributable to preferred stock issued by SkyNet or its Consolidated Entities, in each case, as of such period.

“SkyNet Shareholders’ Equity” shall mean, as of any period, that portion of Total Shareholders’ Equity attributable to SkyNet and its Consolidated Entities.

“SkyNet Tangible Asset Value” shall mean, as of any period, the excess, if any, of (a) SkyNet Shareholders’ Equity, over (b) the sum of (i) SkyNet Preferred Stock, (ii) SkyNet Goodwill, (iii) SkyNet Intangible Assets, and (iv) SkyNet Deferred Income Tax Asset.

“Special Committee” shall mean the special committee of independent directors of the Corporation, formed for the purpose of considering, negotiating and evaluating this Agreement and the Collateral Documents and the transactions contemplated hereby and thereby.

“SS/L” shall mean Space Systems/Loral, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Corporation.

“Subsidiary” shall mean as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

“Supplemental Listing Application” shall have the meaning set forth in 4.01(g).

“TAV Threshold” shall mean (i) the sum of (A) Adjusted Tangible Asset Value as set forth on Schedule 1.01 hereto, (B) $400 million, and (C) any increase in Consolidated Preferred Stock from the prior Indebtedness Incurrence Period to the extent attributable to the issuance of any PIK Dividends, over (ii) any decrease in Consolidated Preferred Stock from the prior Indebtedness Incurrence Period to the extent attributable to the redemption or conversion of any shares of Preferred Stock.

“Termination Date” shall have the meaning set forth in 6.03(b).

“Threshold” shall mean 39.999% of the aggregate voting power of all outstanding securities issued by the Corporation at any time and from time to time (assuming the conversion of all of the then outstanding shares of Series A-1 Preferred Stock).

“Threshold Conversion Issuance Date” shall have the meaning set forth in Section 5.06(b).

“Threshold Conversion Notice” shall have the meaning set forth in Section 5.06(b).

“Total Shareholders’ Equity” shall mean, as of any period, the amount identified as Total Shareholders’ Equity on the Balance Sheet.

“Transfer” shall mean any sale, transfer, advancement of funds, extension of credit, financial accommodation, credit support, pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition, or the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Transfer Restriction” shall have the meaning set forth in Section 5.10.

“Transferee” shall have the meaning set forth in Section 5.07.

“Transferor” shall have the meaning set forth in Section 5.07.

“Willkie” shall have the meaning set forth in Section 2.03(a).

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word “herein” or “hereof” is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

ARTICLE 2

PURCHASE AND SALE OF SECURITIES; CLOSING

Section 2.01. Authorization of Securities.

(a) The Corporation has duly authorized the issuance and sale pursuant to the terms and conditions of this Agreement of up to 2,200,000 shares of its Series A-1 Preferred Stock and up to 80,000 shares of its Series A-2 Preferred Stock. The Series A-1 Preferred Stock and Series A-2 Preferred Stock have all of the rights, preferences, privileges, powers and restrictions set forth in the Series A Certificate of Designation, a copy of which, in the form being filed by the Corporation with the Secretary of State of the State of Delaware contemporaneously with the execution of this Agreement as provided herein, is attached hereto as Exhibit A.

(b) The Corporation has duly authorized the issuance and sale pursuant to the terms and conditions of this Agreement of up to 2,000,000 shares of its Series B-1 Preferred Stock and up to 500,000 shares of its Series B-2 Preferred Stock. The Series B-1 Preferred Stock and Series B-2 Preferred Stock have all of the rights, preferences, privileges, powers and restrictions set forth in the Series B Certificate of Designation, a copy of which, in the form being filed by the Corporation with the Secretary of State of the State of Delaware contemporaneously with the execution of this Agreement as provided herein, is attached hereto as Exhibit B.

Section 2.02. Sale and Purchase of Series A-1 Preferred Stock and Series B-1 Preferred Stock.

Subject to the terms and conditions set forth in this Agreement, the Corporation agrees to sell at the Closing to each of the Investors, and each of the Investors severally and not jointly agrees to purchase at such Closing from the Corporation, for $301.504 per share (the “Share Purchase Price”), the number of shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock set forth in a written notice by any of the Investors to the Corporation, which notice may be given pursuant to the Joinder Agreement (as defined below). The total number of shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock to be purchased by the Investors is referred to herein as the “Purchased Shares”.

Section 2.03. Closing; Delivery.

(a) The Closing. The closing of the purchase and sale of the Series A-1 Preferred Stock and Series B-1 Preferred Stock pursuant to this Agreement (the “Closing”) shall take place on the second Business Day following the satisfaction or waiver of all conditions to the Closing set forth in Article IV hereof (the “Closing Date”) at 10:00 a.m. at the offices of Willkie Farr & Gallagher LLP (“Willkie”), New York, New York, or at such other place and at such time and date as the Investors and the Corporation shall mutually agree.

(b) Delivery. At the Closing, the Corporation shall deliver to each Investor duly executed and issued stock certificates evidencing the Series A-1 Preferred Stock and Series B-1 Preferred Stock being purchased by such Investor, against delivery to the Corporation of the purchase price therefor, by a wire transfer of immediately available funds to the account specified therefor by the Corporation, not less than three (3) Business Days prior to the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Investors, as of the date hereof as follows (except (i) to the extent such representations and warranties expressly relate only to another date, in which case such representations and warranties shall be correct and accurate in all material respects on and as of such other date, and (ii) as set forth in the Corporation Schedule of Exceptions attached as Exhibit E hereto (the “Corporation Schedule of Exceptions”) which specifically identify the subsection hereof and which exceptions shall be deemed to be representations and warranties as if made hereunder; provided that notwithstanding anything in this Agreement to the contrary, the inclusion of any item on the Corporation Schedule of Exceptions will not be deemed an admission that such item is material for any purpose):

(a) Organization, Good Standing and Qualifications. Each of the Corporation and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is currently being conducted and is proposed to be conducted. Each of the Corporation and its Subsidiaries is duly licensed, authorized or qualified as a foreign corporation, partnership or limited liability company for the transaction of business and is in good standing under of laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Corporation is not in default under or in violation of any provision of its Certificate of Incorporation or its Bylaws.

(b) Authorization. As of the date hereof and as of February 27, 2007, the Corporation has all requisite power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform all its obligations and consummate all of the transactions contemplated hereunder and thereunder. Except for the Class B Non-Voting Stock Authorization, the filing of the Series A Certificate of Designation and the Series B Certificate of Designation on the Closing Date and any approval of the Corporation’s stockholders if required by the NASD, all corporate action on the part of the Corporation necessary for the authorization, execution and delivery of this Agreement, the Registration Rights Agreement and each other document or agreement to be executed by the Corporation in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement, the performance of the obligations of the Corporation and the consummation of all the transactions contemplated hereby and thereby, prior to, at or after the Closing, and the issuance and delivery of the shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock has been taken, and no further action is or will be required to be taken with respect to the issuance and delivery of such Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock when issued in accordance with the terms of the Series A Certificate of Designation, Series B Certificate of Designation or Amended and Restated Certificate of Incorporation, as the case may be, and this Agreement, the Registration Rights Agreement and each other document or agreement to be executed by the Corporation in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly executed and delivered by the Corporation and constitute a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

(c) Valid Issuance.

(i) Subject to the Class B Non-Voting Stock Authorization, the Purchased Shares have been duly and validly authorized, reserved for issuance and, when issued, sold and delivered by the Corporation in accordance with the terms of this Agreement for the consideration provided for herein, will have been duly and validly issued, fully paid and nonassessable and will be free of any Lien (other than those that may be created by the Investor) and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(ii) The shares of Series A-1 Preferred Stock issuable on any Threshold Conversion Issuance Date and in payment of dividends on the Series A-1 Preferred Stock and Series B-1 Preferred Stock pursuant to the terms of the Series A Certificate of Designation and the Series B Certificate of Designation (the “Series A PIK Dividends”) have been duly and validly authorized by the Corporation and reserved for issuance and, when issued on any Threshold Conversion Issuance Date or PIK Dividend Issuance Date in accordance with the terms of the Series A Certificate of Designation and Series B Certificate of Designation will have been duly and validly issued, fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(iii) Subject to the Class B Non-Voting Stock Authorization, the shares of Series B-1 Preferred Stock issuable in payment of dividends on the Series A-1 Preferred Stock and Series B-1 Preferred Stock pursuant to the terms of the Series A Certificate of Designation and Series B Certificate of Designation (the “Series B PIK Dividends” and, together with the Series A PIK Dividends, the “PIK Dividends”) have been duly and validly authorized by the Corporation and reserved for issuance and, when issued on any PIK Dividend Issuance Date in accordance with the terms of the Series A Certificate of Designation or the Series B Certificate of Designation, will have been duly and validly issued, fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(iv) Subject to the Class B Non-Voting Stock Authorization and any approval of the Corporation’s stockholders if required by the NASD, the shares of Common Stock issuable upon the conversion of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Class B-1 Non-Voting Stock, respectively, have been duly and validly authorized by the Corporation and reserved for issuance and, when issued on any Threshold Conversion Issuance Date or Conversion Issuance Date in accordance with the terms of the Series A Certificate of Designation, Series B Certificate of Designation, Amended and Restated Certificate of Incorporation or Section 5.06 hereof, as the case may be, will have been duly and validly issued, fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(v) Upon the Class B Non-Voting Stock Authorization, the shares of Class B-1 Non-Voting Stock issuable upon the conversion of the Series B-1 Preferred Stock and Class B-2 Non-Voting Stock will have been duly and validly authorized by the Corporation and reserved for issuance and, when issued on any Conversion Issuance Date in accordance with the terms of the Series B Certificate of Designation, will have been duly and validly issued, fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(vi) The shares of Series A-2 Preferred Stock and Series B-2 Preferred Stock issuable pursuant to the terms of the Series A Certificate of Designation and Series B Certificate of Designation, respectively, have been duly and validly authorized by the Corporation and reserved for issuance and, when issued in accordance with the terms of the Series A Certificate of Designation or the Series B Certificate of Designation, as the case may be, will have been duly and validly issued, fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(vii) Upon the Class B Non-Voting Stock Authorization, the shares of Class B-2 Non-Voting Stock issuable upon the conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock will have been duly and validly authorized by the Corporation and reserved for issuance and, when issued on any Conversion Issuance Date in accordance with the terms of the Series A Certificate of Designation or Series B Certificate of Designation, as the case may be, will have been duly and validly issued, fully paid and nonassessable and will be free of any Liens and free of any restrictions on transfer other than restrictions on transfer contained in this Agreement and under applicable Federal and state securities laws.

(d) Capitalization. Except as set forth on Section 3.01(d) of the Corporation Schedule of Exceptions, the entire authorized capital stock of the Corporation consists of 40,000,000 shares of Common Stock, of which 20,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares, except for the shares issued pursuant to this Agreement, are issued and outstanding as of the date of this Agreement. Except as set forth in the Corporation’s SEC Reports, and except as contemplated hereby, there are no outstanding or authorized warrants, options, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments or obligations that could require the Corporation or any of its Subsidiaries to issue, grant, deliver or sell or otherwise cause to be issued, granted, delivered or sold or become outstanding any capital stock of the Corporation or any of its Subsidiaries. Except as set forth in the Corporation’s SEC Reports, and except as contemplated hereby, to the Corporation’s Knowledge, there are no outstanding or authorized warrants, options, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments or obligations that could require any entity of which more than 10% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 10% of the directors or similar managers is held, directly or indirectly, by the Corporation or any of its Subsidiaries, to issue, grant, deliver or sell or otherwise cause to be issued, granted, delivered or sold or become outstanding any capital stock of the Corporation or any of its Subsidiaries.

There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Corporation or any of its Subsidiaries. Except as provided in this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Corporation to which the Corporation is a party and to the Corporation’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Corporation to which the Corporation is not a party.

(e) Series A-1 Preferred Stock Issuance. Immediately following the Closing, the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock, together with the shares of Common Stock held by MHR as disclosed in MHR’s most recent Schedule 13D filing under the Exchange Act, will represent 39.999% of the issued and outstanding shares of Common Stock, subject to the exercise of the options set forth on Section 3.01(d) of the Corporation Schedule of Exceptions.

(f) Noncontravention.

(i) Assuming the Class B Non-Voting Stock Authorization and the accuracy of each Investor’s representations in Section 3.02(b), neither the execution and delivery of this Agreement or the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby and thereby (which shall include the issuance of (A) PIK Dividends on any PIK Dividend Issuance Date, (B) the Common Stock, Class B Non-Voting Stock, Series A Preferred Stock and Series B-2 Preferred Stock when issued in accordance with the terms of the Series A Certificate of Designation, Series B Certificate of Designation or Amended and Restated Certificate of Incorporation, as the case may be, and (C) Series A-1 Preferred Stock and Common Stock upon the conversion of Series B Preferred Stock and Class B Non-Voting Stock on any Threshold Conversion Issuance Date), will (A) violate any Applicable Law to which the Corporation or any of its Subsidiaries is subject or any provision of the Certificate of Incorporation or the Bylaws or the certificate of incorporation or bylaws or similar constituent documents of the Corporation’s Subsidiaries or (B) conflict with, result in a breach or violation of, constitute a default (with or without notice or the passage of time) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or give rise to a right to put or to compel a tender offer for outstanding securities of the Corporation or any of its Subsidiaries or require any notice, consent, waiver or approval under, any agreement, contract, lease, license, loan, debt instrument, note, bond, indenture, mortgage, deed of trust, joint venture agreement, approval of a Governmental Authority (other than any notification and waiting period that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) or other arrangement to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound or to which any of the Corporation’s or its Subsidiaries’ assets is subject (or result in the imposition of any mortgage, pledge, Lien, encumbrance, charge or other security interest upon any of such assets or properties), except in either case, where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect.

(ii) Assuming the Class B Non-Voting Stock Authorization and the accuracy of each Investor’s representations in Section 3.02(b), the execution and delivery of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby (which shall include the issuance of (A) PIK Dividends on any PIK Dividend Issuance Date, (B) the Common Stock, Class B Non-Voting Stock, Series A Preferred Stock and Series B-2 Preferred Stock when issued in accordance with the terms of the Series A Certificate of Designation, Series B Certificate of Designation or Amended and Restated Certificate of Incorporation, as the case may be, and (C) Series A-1 Preferred Stock and Common Stock upon the conversion of Series B Preferred Stock and Class B Non-Voting Stock on any Threshold Conversion Issuance Date), will be in compliance with all Applicable Law (other than any notification and waiting period that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

(iii) Except for filings which may be required under state securities laws and the filings with the NASD as provided in Sections 4.01(g) and 5.13 below, for which filings the Corporation shall be responsible, and assuming the Class B Non-Voting Stock Authorization and the accuracy of each Investor’s representation in Section 3.02(b), neither the Corporation nor any of its Subsidiaries is required to give any notice to, make any filing or registration with, or obtain any authorization, consent or approval of any Governmental Authority in connection with the execution, delivery and performance by the Corporation of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, other than any notification and waiting period that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(iv) Except for the approval of the Class B Proposal, (A) no consent or approval of the Corporation’s stockholders is required by Applicable Law, the Certificate of Incorporation or the Bylaws for the execution, delivery and performance by the Corporation of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby; and (B) after due inquiry, the Corporation has no reason to believe, as of the date hereof, that any such stockholder approval is required by the rules and regulations of the NASD for the execution, delivery and performance by the Corporation of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby (which shall include the issuance of (A) PIK Dividends on any PIK Dividend Issuance Date, (B) the Common Stock, Class B Non-Voting Stock, Series A Preferred Stock and Series B-2 Preferred Stock when issued in accordance with the terms of the Series A Certificate of Designation, Series B Certificate of Designation or Amended and Restated Certificate of Incorporation, as the case may be, and (C) Series A-1 Preferred Stock and Common Stock upon the conversion of Series B Preferred Stock and Class B Non-Voting Stock on any Threshold Conversion Issuance Date).

(v) The execution, delivery and performance of this Agreement by the Corporation and the consummation of transactions contemplated hereby will not constitute a “Change of Control,” or other term which has a similar meaning, as such or similar term is defined in any contract, agreement, indenture, mortgage, note, lease or other instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any such Subsidiary is bound or to which the properties of the Corporation or any such Subsidiary is subject, except as would not reasonably be expected to have a Material Adverse Effect.

(g) SEC Reports; Financial Statements.

(i) The Corporation has timely filed with the SEC all SEC Reports required to be filed by the Corporation under the Exchange Act since November 21, 2005. All such SEC Reports since November 21, 2005 (A) comply in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and (B) contain all statements required to be stated therein in accordance with the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ii) As of their respective dates, the financial statements of the Corporation included in the SEC Reports since November 21, 2005 (A) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with GAAP during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim financial statements, to the extent they may exclude footnotes or may be condensed or summary statements) and (C) fairly present in all material respects the financial position of the Corporation and its Subsidiaries as of the dates thereof and the results of its operations and cash flows of the Corporation and its Subsidiaries (on a consolidated basis) for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

(iii) Except as disclosed in the SEC Reports since November 21, 2005, there are no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) required by GAAP to be set forth on the financial statements of the Corporation included in any SEC Reports since November 21, 2005. Since August 7, 2006, the Corporation has not incurred any liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) other than in the ordinary course of business or suffered any loss or loss contingency that could be reasonably likely to materially affect the Investors’ investment decision to consummate the transactions contemplated hereby, except such as would not be reasonably expected to have a Material Adverse Effect.

(h) Absence of Certain Changes. Except as disclosed in the SEC Reports or otherwise disclosed in public announcements or press releases since November 21, 2005, the Corporation and its Subsidiaries have conducted their consolidated business in the ordinary and usual course and there has been no change to the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Corporation or its Subsidiaries (taken as a whole), except for such changes which would not be reasonably expected to have a Material Adverse Effect.

(i) No General Solicitation. Neither the Corporation, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Purchased Shares.

(j) Disclosure. The documents set forth on Section 3.01(j) of the Corporation Schedule of Exceptions, which have been provided to the Investors by the Corporation, are based on assumptions and projections that the Corporation has determined in good faith to be reasonable.

(k) Information Provided for Fairness Opinion. The information (other than any projections) provided by the Corporation to North Point, in connection with the delivery of the Fairness Opinion, taken as a whole, was true, complete and accurate in all material respects as of the dates such information was furnished to North Point and is true, complete and accurate in all material respects, taken as a whole, as of the date hereof. As to any projections provided by the Corporation to North Point, such projections were based on assumptions that the Corporation has determined in good faith to be reasonable.

(l) No Litigation. Except as set forth in Section 3.01(l) of the Corporation Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or, to the Corporation’s Knowledge, threatened, against the Corporation or any Subsidiary or, to the Corporation’s Knowledge, against any director, officer or employee of the Corporation or any Subsidiary. Except as disclosed in SEC Reports, neither the Corporation nor any Subsidiary is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as disclosed in SEC Reports, there is no action, suit, proceeding or investigation by the Corporation or any Subsidiary currently pending or that the Corporation or any Subsidiary intends to initiate, in each case that would have, individually or in the aggregate, a Material Adverse Effect.

(m) No Brokers. Except for North Point, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities, Inc., no agent, broker, investment banker, Person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement or the Collateral Documents based in any way on any arrangements, agreements or understandings made by or on behalf of the Corporation or an Affiliate thereof, and the Corporation hereby agrees to indemnify the Investors and agrees to hold harmless the Investors against and in respect of any claims for brokerage and other commissions relating to such transactions based in any way on any arrangements, agreements or understandings made by or on behalf of the Corporation or an Affiliate of the Corporation.

(n) Related Transactions. Except (i) as disclosed in the SEC Reports, (ii) for the transactions contemplated hereby and (iii) as set forth in Section 3.01(n) of the Corporation Schedule of Exceptions, there is no transaction, agreement or arrangement between the Corporation or any of its Subsidiaries on the one hand, and any Person on the other hand, that would constitute a “Related Transaction” within the meaning of Item 404 of Regulation S-K under the Exchange Act.

(o) Receipt of Fairness Opinion. The Special Committee has received the Fairness Opinion and true and correct copies thereof have been delivered to the Board and the Investors.

Section 3.02. Representations and Warranties of the Investors

Each Investor hereby, severally and not jointly, represents and warrants to the Corporation as of the date hereof as follows:

(a) Authorization. Each Investor has the requisite power and authority to execute and deliver this Agreement and the Registration Rights Agreement, and to perform its obligations and consummate all of the transactions contemplated hereunder and thereunder. All corporate action on the part of each Investor necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement, and each other document or agreement to be executed by each Investor in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement, the performance of the obligations of each Investor at the Closing and the consummation of all the transactions contemplated hereby and thereby, prior to, at or after the Closing, and the issuance and delivery of the shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock has been taken, and this Agreement, the Registration Rights Agreement and each other document or agreement to be executed by each Investor in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement has been duly executed and delivered by such Investor and constitutes a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. No Investor is required to give any notice to, make any filing or registration with, or obtain any authorization, consent or approval of any Governmental Authority in connection with the execution, delivery and performance by such Investor of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, other than any notification and waiting period that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(b) Securities Representation. Each Investor acknowledges that: (i) it is an accredited investor (as defined in Rule 501 under the Securities Act); (ii) it is acquiring the Purchased Shares in the ordinary course of business and for its own account for investment only and with no present intention of distributing any such Purchased Shares; (iii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investing in the Corporation as contemplated hereby or, alternatively, that it has engaged the services of a representative who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the proposed investment and who has reviewed the proposed investment on its behalf; (iv) the Purchased Shares being delivered by the Corporation to the Investors have not been registered under the Securities Act or under the securities laws of any state in reliance upon Federal and state exemptions for offshore transactions or transactions not involving a public offering and are not being acquired with a view to the distribution thereof except pursuant to a registration statement in compliance with Federal and state securities laws or an exemption therefrom; (v) the Purchased Shares must be held by the Investor indefinitely unless subsequently so registered or if an exemption from such registration is available; and (vi) it has received information concerning the Corporation and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Purchased Shares.

(c) No Brokers. Except for the advisory fees of Deutsche Bank Securities, Inc. payable pursuant to Section 6.05, no agent, broker, investment banker, Person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement or the Collateral Documents based in any way on any arrangements, agreements or understandings made by or on behalf of the Investors or an Affiliate thereof, and the Investors hereby agree to indemnify the Corporation and agree to hold harmless the Corporation against and in respect of any claims for brokerage and other commissions relating to such transactions based in any way on any arrangements, agreements or understandings made by or on behalf of the Investors or an Affiliate of the Investors.

ARTICLE 4

CONDITIONS TO OBLIGATIONS

Section 4.01. Conditions to Each Party’s Obligation.

The respective obligations of the Corporation and the Investors to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived, in whole or in part, by the party being benefited thereby to the extent permitted by Applicable Law:

(a) Contemporaneous Transactions. Prior to or contemporaneously with the Closing, the Corporation shall have sold to each Investor, and each Investor shall have purchased, the Series A-1 Preferred Stock and Series B-1 Preferred Stock to be purchased by such Investor under this Agreement.

(b) Registration Rights Agreement. The Registration Rights Agreement shall have been executed by the parties thereto.

(c) Fairness Opinion. North Point shall have delivered the Fairness Opinion to the Special Committee.

(d) Recommendation of Special Committee and Approval of the Board. The Special Committee shall have delivered its Recommendation to the Board, together with a true and correct copy of the Fairness Opinion, and the Board shall have approved this Agreement, the Registration Rights Agreement, the Collateral Documents and the transactions contemplated hereby and thereby.

(e) No Injunction. Consummation of the transactions contemplated hereby, by the Registration Rights Agreement or the Collateral Documents shall not have been restrained, enjoined, made illegal or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or Governmental Authority shall have determined by any Applicable Law to make illegal the consummation of the transactions contemplated hereby.

(f) HSR Act Notification. Any applicable approvals or waiting periods required under the HSR Act in respect of this Agreement and the transactions contemplated hereby and any extensions thereof shall have expired or early termination thereof shall have been granted.

(g) NASD Supplemental Listing Notification. The Corporation shall have filed a supplemental listing notification with the NASD pursuant to NASD Rule 4310(c)(17)(D) for the listing of the shares of Common Stock issuable upon the conversion of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Class B-1 Non-Voting Stock (the “Supplemental Listing Application”), and the NASD shall have approved the listing of such shares of Common Stock.

(h) NASD Confirmation. The NASD shall have confirmed, in response to a written request by the Corporation, the form of which has been previously provided to the Investors (the “NASD Request”), that no approval of the Corporation’s shareholders shall be required for the consummation of the transactions contemplated hereby (including the issuance of the Preferred Stock) and that NASDAQ will not subject the Corporation to de-listing if Loral issues the Preferred Stock without shareholder approval on the terms proposed in this Agreement, or, if such shareholder approval is required by the NASD, such shareholder approval shall have been obtained on or before June 30, 2007.

(i) Securities Exemptions. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

Section 4.02. Conditions to the Obligations of the Corporation. The obligations of the Corporation to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived in whole or in part by the Corporation to the extent permitted by Applicable Law:

(a) Representations and Warranties; Performance. The representations and warranties of the Investors set forth in Section 3.02 of the Agreement (a) shall be true and correct in all respects (in the case of any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty that is not so qualified), at and as of the date hereof and (b) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty that is not so qualified) at and as of the Closing Date as if made on such date.

(b) Agreements and Covenants. The Investors shall have duly and, if required to be performed within a specified time period, timely performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and

(c) Certificate. The Investors shall have delivered to the Corporation a certificate, dated the Closing Date and signed by a duly authorized officer of each Investor, certifying as to the matters set forth in Sections 4.02(a) and (b).

Section 4.03. Conditions to the Obligation of the Investors.

The obligation of the Investors to perform, fulfill or carry out their agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived by the Investors, in their sole discretion, in whole or in part:

(a) Representations and Warranties; Performance. The representations and warranties of the Corporation set forth in Section 3.01 of the Agreement (a) shall be true and correct in all respects (in the case of any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty that is not so qualified), at and as of the date hereof and (b) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty that is not so qualified) at and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true only as of the specified date) as if made on such date.

(b) Agreements and Covenants. The Corporation shall have duly and, if required to be performed within a specified time period, timely performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate. The Corporation shall have delivered to the Investors a certificate, dated the Closing Date and signed by its duly authorized executive officer of the Corporation, certifying as to the matters set forth in Sections 4.03(a) and (b).

(d) No Material Adverse Effect. No event shall have occurred and no condition shall have arisen or been created since the date of this Agreement which has had, or would be reasonably expected to have, and there shall not otherwise have been, a Material Adverse Effect.

(e) Placement Fee. The Corporation shall have paid to, or to such designee as directed by, MHR Fund Management LLC, by a wire transfer of immediately available funds to the account specified therefor by MHR Fund Management LLC, a placement fee equal to $6,750,000.

(f) Fees and Expenses. The Corporation shall have paid all fees and expenses set forth in Sections 6.05(a)(i) and 6.05(a)(ii) in accordance with the terms thereof and at the times provided for in Sections 6.05(b)(i) and 6.05(b)(ii).

(g) Certificates of Designation. The Series A Certificate of Designation and Series B Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and a copy of the Certificate of Incorporation of the Corporation (including the Series A Certificate of Designation and Series B Certificate of Designation) certified by the Secretary of State of the State of Delaware shall have been delivered to the Investors.

(h) Opinion of Counsel to the Corporation. Willkie shall have delivered an opinion, dated the Closing Date, and addressed to the Investors, substantially identical in form and substance to that attached hereto as Exhibit G.

(i) Stock Certificates. The Corporation shall have delivered to the Investors duly executed and issued stock certificates representing the Purchased Shares as required hereunder.

(j) Proceedings. All corporate and other proceedings to be taken by the Corporation in connection with this Agreement and the Registration Rights Agreement and with respect to the transactions contemplated hereby and thereby to be completed at or prior to the Closing and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of this Agreement and the Registration Rights Agreement.

(k) Amendment of Bylaws. The Bylaws shall have been amended in form and substance identical to the Form of Amendment to Amended and Restated By-Laws attached hereto as Exhibit H.

ARTICLE 5

COVENANTS OF THE CORPORATION AND THE INVESTORS

Section 5.01. Redemption of SkyNet 14% Notes. If (i) the Corporation enters into a definitive binding agreement for the acquisition (through merger, consolidation, exchange, asset purchase, recapitalization, business combination or other similar transaction) by the Corporation of a business or business entity, or a substantial interest therein, for aggregate consideration (including debt assumed, refunded or remaining outstanding) exceeding $600 million (an “Acquisition”), and (ii) the Board of Directors of SkyNet determines in connection with an Acquisition, that it will exercise SkyNet’s right of optional redemption of the SkyNet 14% Senior Secured Cash/PIK Notes due 2015 (the “Notes”) after the first anniversary of the issuance thereof, pursuant to Section 5 of the Notes, then the Investors, as holders of the Notes (directly or through any of their Affiliates), will, at the request of SkyNet, not object to such optional redemption of the Notes, subject to the consummation of such Acquisition.

Section 5.02. Authorization of Class B Non-Voting Stock.

(a) Unless the Class B Proposal and Non-Voting Securities Proposal have each been approved by the Corporation’s stockholders prior to such date, from and after June 30, 2007, MHR shall be entitled to request by written notice to the Secretary of the Corporation that the Corporation convene, and following such notice the Corporation shall take all actions necessary to convene and the Chief Executive Officer of the Corporation shall call, a special meeting of stockholders for the purpose of seeking approvals of proposals to amend the Certificate of Incorporation to (i) remove Section (c) of Article IV thereof (the “Non-Voting Securities Proposal”) and (ii) authorize the Class B Non-Voting Stock as a non-voting class of the Corporation’s securities (the “Class B Proposal”). Prior to filing or mailing of any proxy statement (together with any amendments thereof and any supplements thereto, the “Proxy Statement”) in connection with the Class B Proposal, upon MHR’s request, the Corporation shall provide MHR a reasonable opportunity to review and comment on such Proxy Statement with respect to any information about the Class B Proposal included therein and shall include in such Proxy Statement all such comments reasonably proposed by MHR pursuant to the foregoing. If:

(i) the Non-Voting Securities Proposal and the Class B Proposal are approved by the stockholders of the Corporation, promptly following such approvals, the Corporation shall (A) file an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (x) removing Section (c) of Article IV thereof, and (y) authorizing the creation of the Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock as non-voting classes of the Corporation’s securities, (B) reserve all such shares of Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock for issuance upon the conversion of all outstanding  shares of Series A Preferred Stock and Series B Preferred Stock, pursuant to the terms of the Series A Certificate of Designation and Series B Certificate of Designation, respectively, and the exchange of the Class B-2 Non-Voting Stock for Class B-1 Non-Voting Stock pursuant to the terms of the Certificate of Incorporation;

(ii) the Non-Voting Securities Proposal is not approved by the stockholders of the Corporation and the Class B Proposal is approved by the stockholders of the Corporation, the Corporation shall (A) file an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing the creation of the Class B-1 Non-Voting Stock and Class B-2 NonVoting Stock as non-voting classes of the Corporation’s securities notwithstanding Section (c) of Article IV of the Certificate of Incorporation, (B) reserve all such shares of Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock for issuance upon the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, pursuant to the terms of the Series A Certificate of Designation and Series B Certificate of Designation, respectively, and the exchange of the Class B-2 Non-Voting Stock for Class B-1 Non-Voting Stock pursuant to the terms of the Certificate of Incorporation; or

(iii) the Non-Voting Securities Proposal is approved by the stockholders of the Corporation and the Class B Proposal is not approved by the stockholders of the Corporation, the Corporation shall file an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware removing Section (c) of Article IV thereof.

(b) If MHR does not deliver a written request to hold a special meeting of stockholders as provided for in subsection (a) above, then not less than seventy-five (75) days prior to the next annual meeting of the stockholders of the Corporation (or forty-five (45) days if such meeting is held in 2006), or promptly following the Board’s determination to convene or the Corporation’s receipt of notice of a special meeting of stockholders (but excluding any special meeting of stockholders held in 2006), the Corporation shall provide MHR notice of such meeting and include among the matters to be voted upon at such meeting the Class B Proposal and the Non-Voting Securities Proposal.

(c) Until the date that the Class B Proposal is approved by the stockholders of the Corporation, the Corporation shall include among the matters to be voted upon at any annual meeting the Class B Proposal.

Section 5.03. Bring-Down Certificate. Immediately prior to each date that (i) shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock are issued as PIK Dividends (the “PIK Dividend Issuance Date”), (ii) shares of Common Stock, Class B Non-Voting Stock or Series A-1 Preferred Stock are issued upon conversion of the Series A Preferred Stock or Series B Preferred Stock and Class B Non-Voting Stock (the “Conversion Issuance Date”), (iii) shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock are issued in accordance with the terms of the Series A Certificate of Designation or Series B Certificate of Designation, as the case may be (the “Series A-2 Preferred Issuance Date” or “Series B-2 Preferred Issuance Date”, as the case may be), or (iii) shares of Series A-1 Preferred Stock or Common Stock are issued pursuant to Section 5.06 on any Threshold Conversion Issuance Date, the Corporation shall (A) execute and deliver to the Investor(s) receiving such PIK Dividends, Series A-2 Preferred Stock, Series B-2 Preferred Stock or converting such share(s) of Preferred Stock, Class B Non-Voting Stock or Common Stock, as applicable, a certificate (the “Bring-Down Certificate”), dated as of the PIK Dividend Issuance Date, the Series A-2 Preferred Issuance Date, theSeries B-2 Preferred Issuance Date, the Conversion Issuance Date or the Threshold Conversion Issuance Date, as the case may be, and substantially in the form attached hereto as Exhibit I, from the Chief Executive Officer or Chief Financial Officer of the Corporation, and (B) in the case of any Conversion Issuance Date involving the conversion of 3% or more of the number of outstanding shares of Series A Preferred Stock, or in the case of any Series A-2 Preferred Issuance Date, Series B-2 Preferred Issuance Date, Threshold Conversion Issuance Date, cause to be delivered to such Investor(s) an opinion of outside counsel to the Corporation, dated as of the Conversion Issuance Date, Series A-2 Preferred Issuance Date, Series B-2 Preferred Issuance Date or Threshold Conversion Issuance Date, as the case may be, and substantially in the form attached hereto as Exhibit J.

Section 5.04. Trading. The Preferred Stock issued pursuant hereto shall not be listed on any national securities exchange or included in any automated quotation system on the Closing Date. Upon the written request of the holders of a majority of the then-outstanding shares of Preferred Stock, the Corporation shall promptly apply for and use best efforts to obtain the listing of the Preferred Stock on the national securities exchange or automated quotation system as so requested by the holders of the Preferred Stock and register the Preferred Stock and the shares of Common Stock issuable pursuant thereto under the Exchange Act.

Section 5.05. Conversion Upon Certain Transfers.

(a) Upon the transfer of any share(s) of Series B-1 Preferred Stock or Class B-1 Non-Voting Stock to any Person who is not and does not become an Affiliate or Associate of, or a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with, MHR, and is a Qualified Transferee, then the Series B-1 Preferred Stock (including any Series B PIK Dividends paid or accrued in respect thereof), or Class B-1 Non-Voting Stock held by such transferee shall be automatically converted into shares of Series A-1 Preferred Stock (in the case of Series B-1 Preferred Stock) or Common Stock (in the case of Class B-1 Non-Voting Stock), on a one for one basis.

(b) In the event that (i) solely as a result of such transfer of shares of Series B-1 Preferred Stock or Class B-1 Non-Voting Stock, such transferee would become the Beneficial Owner of more than 35.9% of the voting power of Corporation, or (ii) such transferee is the Beneficial Owner of more than 35.9% but less than 50% of the voting power of the Corporation immediately prior to such transfer of shares of Series B-1 Preferred Stock or Class B-1 Non-Voting Stock (such transferee in each of (i) and (ii), a “Disqualified Transferee”) then (A) in the case of clause (i) above, such number of shares of Series B-1 Preferred Stock or Class B-1 Non-Voting Stock transferred shall not be converted into shares of Series A-1 Preferred Stock (in the case of Series B-1 Preferred Stock) or Common Stock (in the case of Class B-1 Non-Voting Stock), so that the transferee does not become the Beneficial Owner of more than 35.9% of the voting power of the Corporation solely as a result of such transfer, and (B) in the case of clause (ii) above, all the shares of Series B-1 Preferred Stock or Class B-1 Non-Voting Stock so transferred shall not be converted into shares of Series A-1 Preferred Stock (in the case of Series B-1 Preferred Stock) or Common Stock (in the case of Class B-1 Non-Voting Stock). The restrictions on the conversion of shares of Series B-1 Preferred Stock or Class B-1 Non-Voting Stock for shares of Series A-1 Preferred Stock (in the case of Series B-1 Preferred Stock) or Common Stock (in the case of Class B-1 Non-Voting Stock) set forth in this Section 5.05, (i) shall be of no further and effect as of and from the Majority Ownership Date, and (ii) may be waived upon the Corporation’s prior written consent.

Section 5.06. Threshold Conversion.

(a) If at any time after the Closing Date, the sum of the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock and the number of shares of Common Stock held by MHR is below the Threshold, then a number of shares of the (i) Series B-1 Preferred Stock (including any PIK Dividends paid or accrued thereon), and (ii) Series B-2 Preferred Stock, if the Exchange Proposal Approval has occurred by such date, then held by MHR shall be converted in accordance with the procedures set forth in subsection (b) below into such number of shares of Series A-1 Preferred Stock (on a one for one basis) or Common Stock (at the then-applicable conversion rate) (such choice to be at the option and sole discretion of MHR) such that the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series A-1 Preferred Stock and Common Stock held by MHR equals (but does not exceed), as a percentage of the aggregate voting power of all outstanding securities issued by the Corporation at any time and from time to time (assuming the conversion of all outstanding shares of Series A-1 Preferred Stock held by MHR), the Threshold. In the event that (i) the shares of Series B Preferred Stock that are converted for Series A-1 Preferred Stock or Common Stock, as the case may be, pursuant to the immediately preceding sentence are not sufficient to increase the number of shares of Series A-1 Preferred Stock and Common Stock held by MHR so as to equal (but not exceed) the Threshold, or (ii) MHR does not hold any shares of Series B Preferred Stock to convert for Series A-1 Preferred Stock or Common Stock, as the case may be, pursuant to the immediately preceding sentence, then a number of shares of Class B-1 Non-Voting Stock held by MHR (if any) shall be converted in accordance with the procedures set forth in the Amended and Restated Certificate of Incorporation into Common Stock (on a one for one basis) such that the aggregate number of shares of Series A-1 Preferred Stock and Common Stock held by MHR (including the shares of Series B Preferred Stock that were converted for Series A-1 Preferred Stock or Common Stock, as the case may be, pursuant to the immediately preceding sentence) equals (but does not exceed) the Threshold.

(b) The Corporation shall provide a written notice in substantially the form attached hereto as Exhibit K (the “Threshold Conversion Notice”) not less than ten (10) days following the end of each calendar quarter and within five (5) Business Days after any issuance of securities exceeding two percent (2%) of the voting power of the Corporation. Within five (5) Business Days after receipt of the Threshold Conversion Notice, MHR shall either confirm the calculations set forth therein with respect to the number of shares of Series B Preferred Stock and/or Class B-1 Non-Voting Stock to be converted pursuant to clause (a) above, in a written notice substantially in the form attached hereto as Exhibit L (a “Notice of Confirmation”) or dispute the calculations set forth therein with respect to the number of shares of Series B Preferred Stock and/or Class B-1 Non-Voting Stock to be converted pursuant to clause (a) above, in a written notice substantially in the form attached hereto as Exhibit M (a “Notice of Disagreement”), and in either case specify whether any or all of such shares of Series B Preferred Stock, if any, are to be converted into shares of Series A-1 Preferred Stock or Common Stock. Within three (3) Business Days (or fifteen (15) calendar days if the physical delivery of any certificate is involved) after the Corporation’s receipt of (i) a Notice of Confirmation, the Corporation shall issue such number of shares of Series A-1 Preferred Stock and/or Common Stock as set forth in the Threshold Conversion Notice, and (ii) a Notice of Disagreement, the Corporation shall issue such number of shares of Series A-1 Preferred Stock and/or Common Stock set forth in the Threshold Conversion Notice and the parties shall use their reasonable best efforts to resolve the disagreements set forth in the Notice of Disagreement and the Corporation shall, promptly upon such resolution, issue such number of additional shares of Series A-1 Preferred Stock and/or Common Stock as necessary. Each such date of issuance of shares of Series A-1 Preferred Stock and/or Common Stock pursuant to the terms of this Section 5.06 shall be referred to herein as a “Threshold Conversion Issuance Date”.

Section 5.07. Contributions to SkyNet. For as long as at least thirty-three (33%) percent of the shares of Preferred Stock originally issued on the Closing Date are held by the Investors, neither the Corporation nor any of its Subsidiaries, whether now or hereafter existing (other than SkyNet and any of its Subsidiaries (for purposes of this paragraph, the “Transferor”)), shall, and the Corporation and any of its Subsidiaries shall not take any action that would cause any Joint Venture in which the Corporation or any of its Subsidiaries (other than SkyNet and any of its Subsidiaries) has an equity interest, whether now or hereafter existing, to, Transfer any assets or property (whether cash or otherwise) to SkyNet, any of its Subsidiaries or any Joint Venture in which SkyNet or any of its Subsidiaries has an equity interest, whether now or hereafter existing (collectively, for purposes of this paragraph, a “Transferee”) unless:

(a) such Transfer is (i) made pursuant to agreements in existence on the date hereof, copies of which are listed on Section 5.07(a) of the Corporation Schedule of Exceptions and which were previously provided to the Investors if the consideration paid by the Transferor pursuant to such agreement exceeded one million dollars ($1,000,000) in the aggregate (other than satellite construction contracts made in the ordinary course of business), (ii) made pursuant to or in connection with any satellite construction contracts made in the ordinary course of business, (iii) made in the ordinary course of the business relationship between the Transferor and the Transferee consistent with their respective past practice, (iv) for consideration or services received and on terms that, in the aggregate, are, no less favorable to the Transferor than those that could be obtained at the time in arms’ length dealings with a Person who is not an Affiliate, provided that such determination shall be made (A) if such consideration or services received exceed $500,000, in good faith by the Board, and (B) if such consideration or services received exceed $5,000,000, in good faith by the Board upon consultation and after taking the advice of an independent third party expert, if requested by the Investors, which request shall be made within ten (10) Business Days after notice to the Investors, which shall be given not less than fifteen (15) Business Days prior to the date of such determination, (v) made pursuant to tax sharing arrangements approved by the Investors at or prior to the time such tax sharing arrangements are determined, such approval not to be unreasonably withheld, or (vi) of the four (4) SatMex 6 transponders pursuant to the terms set forth on Section 5.07(a) of the Corporation Schedule of Exceptions; or

(b) as conditions precedent to the consummation of the transactions contemplated by such Transfer:

(i) the Transferee represents and covenants to the Transferor that the Secured Loan Agreement (as defined below) and the terms of such acquisition shall be approved by the board of directors of SkyNet;

(ii) the Transferor (as lender) and Transferee (as borrower) enter into an intergroup secured loan agreement (the “Secured Loan Agreement”) pursuant to which, except in the case of the Transfers disclosed in Section 5.07(b) of the Corporation Schedule of Exceptions, which Security Interest shall be as described in such Schedule of Exceptions, the Transferee grants to the Transferor for its sole benefit a first-priority security interest (the “Security Interest”) in (i) all of the assets so Transferred, (ii) all of the assets or property acquired using or in substitution for, in each case in whole or in part, the assets so Transferred, or (iii) other assets of the Transferee having at least an equivalent value to the assets Transferred by the Transferor, as determined in good faith by the Board (each of (i), (ii) and (iii), individually or collectively, the “Collateral”). For the avoidance of doubt, (a) in the event that the Collateral is a satellite(s), the Collateral shall include any and all transponder leases thereon entered into at any time and from time to time, and (b) the amount of the obligation secured shall not exceed the principal of the applicable loan, plus interest, fees, expenses and indemnities or any other amounts that may become due and payable in connection with such loan; and

(iii) the Transferor receives the written legal opinion of outside counsel (which counsel, if not the Corporation’s regular outside counsel, shall be reasonably acceptable to the Investors), which shall be addressed to and be in form and substance reasonably and in good faith satisfactory to the Transferor and the Board, regarding the Transfer and the transactions contemplated thereby, which opinion shall include customary opinions and exceptions (including that such opinion shall be limited to matters of New York and Delaware corporate law and the law of the Uniform Commercial Code), including (i) the enforceability of the Secured Loan Agreement, (ii) if the Collateral shall constitute property the perfection of which is governed by the Uniform Commercial Code, the validity, enforceability and perfection of the Transferor’s security interest in the Collateral, (iii) the receipt of all required consents, the execution and delivery of all agreements, the making of any required filings, the taking of any other actions and the absence of any conflicts that any of the Transfer, Secured Loan Agreement or Security Interest have under the Transferee’s charter or bylaws, or with any then-existing obligations of the Transferee or to which the Transferee is subject that exceed $5 million as certified by the Transferee (with a copy to the Transferor), provided, however, that any opinion with respect to any obligations of the Transferee or to which the Transferee is subject that are between $5 million and $10 million or which are pursuant to satellite construction contracts may be delivered by the Transferee’s in-house counsel rather than such outside counsel.

Section 5.08. Permitted Indebtedness. For as long as at least thirty-three (33%) percent of the shares of Preferred Stock originally issued on the Closing Date are held by the Investors:

(a) The Corporation shall not incur any Indebtedness (other than (i) any Guarantees by the Corporation in favor of SS/L relating solely to SS/L’s performance under any satellite manufacturing agreements, and (ii) from any wholly-owned Subsidiary so long as the Corporation does not grant any security interest relating to or in connection with such Indebtedness) in excess of One Million Dollars ($1,000,000) in the aggregate unless the Adjusted Tangible Asset Value as of the date set forth in the most recent periodic report of the Corporation filed pursuant to the Exchange Act exceeds the TAV Threshold. If the Adjusted Tangible Asset Value as of the date set forth in the most recent periodic report of the Corporation filed pursuant to the Exchange Act exceeds the TAV Threshold, the Corporation shall be permitted to incur Indebtedness from the day after the filing of such periodic report until the day of the filing of the next periodic report (the “Indebtedness Incurrence Period”), provided that the amount of such Indebtedness shall not exceed, when aggregated with all other Indebtedness incurred during such Indebtedness Incurrence Period, an amount equal to one-half of the difference between the Adjusted Tangible Asset Value as of the date set forth in the most recent periodic report of the Corporation filed pursuant to the Exchange Act and the TAV Threshold;

(b) Prior to any incurrence of any Indebtedness permitted by the paragraph immediately above, the Corporation shall deliver to the Investors a certificate, signed by a duly authorized officer of the Corporation, stating that the Corporation has determined, in good faith and in consultation with and after taking the advice of the Chief Financial Officer of the Corporation, that (A) the Adjusted Tangible Asset Value exceeds the TAV Threshold, and (B) the Indebtedness to be incurred will not exceed one-half of the difference between the Adjusted Tangible Asset Value and the TAV Threshold, in each case as of the date of the incurrence of such Indebtedness; and

(c) If any Subsidiary of the Corporation (other than SkyNet and its Subsidiaries) incurs Indebtedness, such Subsidiary shall not Transfer (i) any proceeds or other consideration received by such Subsidiary from the incurrence of such Indebtedness, and (ii) any substitution of such proceeds or other consideration, including assets or property acquired using such proceeds or consideration or proceeds or other consideration received from the disposition of such assets or property, to SkyNet or any of its Subsidiaries, except in compliance with Section 5.07 hereof.

Section 5.09. Limitations on Disposition. Each of the Investors agrees not to make any disposition of all or any portion of the Series A Preferred Stock, Series B Preferred Stock or the shares of Common Stock or Class B Non-Voting Stock issued upon conversion thereof unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(b) such disposition is made pursuant to Rule 144 promulgated under the Securities Act;

(c) such Investor shall have delivered to the Corporation a written opinion by counsel which is reasonably acceptable to the Corporation to the effect that the proposed transfer is exempt from the registration and prospectus delivery requirements of the Securities Act;

(d) such Investor shall have transferred such shares of Series A Preferred Stock, Series B Preferred Stock, Common Stock or Class B Non-Voting Stock, as the case may be, to an Affiliate of such Investor and such Affiliate has delivered to the Corporation a written agreement making the representations set forth in Section 3.02(b) and agreeing to be bound by the restrictions of Sections 5.09, 5.10 and 5.12 hereof, in each case to the extent applicable, with respect to the shares so transferred; or

(e) in the case of any transfer of shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock, the transferee has agreed to the covenant not to vote such shares in accordance with Section 5.15 hereof.

Section 5.10. Investor Transfer Restriction. In addition to the limitations on disposition set forth in Section 5.09 hereof, the Investors shall not, in any single transaction or series of related transactions, without the Corporation’s prior written consent, transfer Beneficial Ownership of any shares, directly or indirectly, of Series A-1 Preferred Stock issued on the Closing Date (or Common Stock issuable to the Investors upon the conversion thereof) to any Person who is a Restricted Transferee (the “Transfer Restriction”). The Transfer Restriction shall be of no further force and effect as of the Majority Ownership Date.

Section 5.11. MHR Board Representation. The Investors shall have the right, as of the Closing Date, to designate a director (the “MHR Designee”) to the Board, and upon such designation, the Board shall appoint such MHR Designee to the Class II directors, and recommend to the stockholders of the Corporation to vote for the election of the MHR Designee at any meeting of stockholders convened to elect directors to such class of directors. Simultaneously with the appointment of the MHR Designee to the Board, the boards of directors of SS/L and SkyNet shall appoint such MHR Designee to the boards of directors of SS/L and SkyNet, respectively.

Section 5.12. MHR Voting Covenant.

(a) For a period terminating upon the earlier of (i) the fifth (5th) anniversary of the Closing Date, and (ii) the Majority Ownership Date, the Investors agree to vote all of the shares of Series A-1 Preferred Stock issued on the Closing Date (or shares of Common Stock issued upon the conversion thereof) then held by the Investors with respect to election or removal of directors in accordance with the recommendation of the Board; provided, however, that notwithstanding the foregoing, the Investors shall have a right to abstain from voting any securities of the Corporation that it may hold at any time, including the shares of Series A-1 Preferred Stock issued on the Closing Date (or any shares of Common Stock issuable upon the conversion thereof).

(b) At the next annual meeting of stockholders of the Corporation, MHR shall vote all shares of Common Stock held as of the record date for such meeting in favor of a proposal to increase the number of authorized shares of Common Stock to sixty (60) million shares.

Section 5.13. Further Actions.

(a) The Corporation and the Investors agree to use all reasonable best efforts to take all actions and to do or cause to be done all other things required, necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable. In furtherance and not in limitation of the foregoing:

(i) the Corporation and the Investors agree to make, or cause to be made, all appropriate filings pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply, or cause to be supplied, as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use their reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.13(a)(i) necessary to cause the expiration or termination of all applicable waiting periods under the HSR Act as soon as practicable;

(ii) the Corporation shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Corporation pursuant to Applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby, including (A) filings with the SEC, (B) the Supplemental Listing Application with the NASD, and (C) (1) as promptly as practicable, but in no event more than three (3) Business Days after the date hereof, submit the NASD Request and make any required submissions to the NASD or submissions to the NASD that the Corporation determines should be made with respect to this Agreement and the transactions contemplated hereby as are advisable to consummate the transactions contemplated hereby, (2) supply, as promptly as practicable, any additional information and documentary material that may be requested by the NASD or which the Corporation determines should be supplied, and (3) use its reasonable best efforts to timely obtain any required consent, permit, authorization, approval, interpretive letter or waiver in connection with such submissions or otherwise from the NASD, in each case in compliance with Section 5.13(c) below. In furtherance and not in limitation of the foregoing (and without prejudice to the obligations of the Corporation pursuant to Section 5.13(b) below), in the event that the NASD makes a final determination that the transactions contemplated hereby require the approval of the Corporation’s shareholders, the Corporation shall promptly convene a meeting of shareholders and take all action necessary or advisable to obtain such shareholder approval. Prior to the filing or mailing of any Proxy Statement in connection with seeking to obtain such shareholder approval, the Corporation shall provide the Investors a reasonable opportunity to review and comment on such Proxy Statement and shall include in such Proxy Statement all such comments reasonably proposed by the Investors pursuant to the foregoing. Any Proxy Statement submitted to the Corporation’s shareholders pursuant to this Section 5.13(a)(ii)(C) shall also include the Class B Proposal and the Non-Voting Securities Proposal.

(b) If any objections are asserted with respect to the transactions contemplated hereby by any Governmental Authority or the NASD, the Corporation and the Investors shall use its reasonable best efforts to resolve any such objections with the goal of enabling the transactions contemplated by this Agreement to be consummated as promptly as practicable. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.13, each of the Corporation and the Investors shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or the NASD with respect to the transaction contemplated hereby. In connection with the foregoing, if any administrative or judicial action or proceeding by any party is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Corporation and the Investors shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, interpretive letter or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, conditions or restricts the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement other than the obligation of the Corporation to convene a special meeting of shareholders as described in Section 5.13(a)(ii)(C), nothing contained in this Section 5.13 shall require the Investors or the Corporation to consummate the transactions contemplated hereby on terms materially different from the terms set forth in this Agreement.

(c) Each of the Corporation and the Investors shall, in connection with the efforts referenced in this Section 5.13, (i) cooperate and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, any Governmental Authority or the NASD and of any material communication received or given in connection with any proceeding by any party, in each case, regarding the transactions contemplated hereby, (iii) consult with the other party in advance of any meeting or conference, whether in-person or by telephone, with any Governmental Authority, the NASD or, in connection with any proceeding by any party, with any other Person, and to the extent permitted by such applicable Governmental Authority, the NASD or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In furtherance and not in limitation of the foregoing, the Corporation shall, in connection with the efforts referenced in Section 5.13(a)(ii)(C), (i) permit counsel for the Investors to review in advance, and consider in good faith the views of the Investors in connection with, any proposed written communication to the NASD and provide counsel for the Investors with copies of all filings and submissions made by the Corporation and all correspondence between the Corporation (and its advisors) with the NASD and any other information supplied by the Corporation and the Corporation’s Subsidiaries to the NASD or received from the NASD in connection with the transactions contemplated by this Agreement, (ii) furnish to the Investors such information and assistance as the Investors reasonably may request in connection with the preparation of any submissions to, or proceedings by, the NASD, and (iii) obtain the consent of the Investors prior to the submission of any proposed written communication to the NASD, which consent shall not be unreasonably withheld.

(d) Notwithstanding anything to the contrary herein, nothing in this Section 5.13 shall require any party to amend this Agreement or to waive or forbear from exercising any of its rights or remedies hereunder.

Section 5.14. Authorization of Exchange Proposal.

(a) From and after June 30, 2007, MHR shall be entitled to request by written notice to the Secretary of the Corporation that the Corporation convene, and following such notice the Corporation shall take all actions necessary to convene and the Chief Executive Officer of the Corporation shall call, a special meeting of stockholders for the purpose of seeking approval of a proposal to authorize the immediate and automatic exchange of any shares of Class B-2 Non-Voting Stock for shares of Class B-1 Non-Voting Stock (the “Exchange Proposal”). Prior to filing or mailing of any Proxy Statement in connection with the Exchange Proposal, upon MHR’s request, the Corporation shall provide MHR a reasonable opportunity to review and comment on such Proxy Statement with respect to any information about the Exchange Proposal included therein and shall include in such Proxy Statement all such comments reasonably proposed by MHR pursuant to the foregoing. If the Exchange Proposal is approved by the affirmative vote of holders of a majority of the votes cast (whether in person, by proxy at a meeting of shareholders or by written consent in lieu of a special meeting) (the “Exchange Proposal Approval”), then each share of Class B-2 Non-Voting Stock (whether outstanding at such time or to be issued at any time following the Exchange Proposal Approval upon the conversion of shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock) shall be automatically and immediately exchanged (on a one-for-one basis) into a share of Class B-1 Non-Voting Stock.

(b) If MHR does not request to hold a special meeting of stockholders as provided for in subsection (a) above, then (i) not less than seventy-five (75) days prior to each annual meeting of the stockholders of the Corporation (or sixty (60) days in the case of the 2007 annual meeting of stockholders), or (ii) promptly following the earlier of the Board’s determination to convene or the Corporation’s receipt of notice of, a special meeting of stockholders, the Corporation shall provide MHR written notice of such meeting and shall include among the matters to be voted upon at such meeting the Exchange Proposal. Within five (5) Business Days following receipt of such written notice, MHR shall notify the Corporation if it does not want the Exchange Proposal to be included among the matters to be voted upon at such meeting and if MHR so notifies the Corporation or does not respond within such five (5) Business Days, the Exchange Proposal shall not be included among the matters to be voted upon at such meeting. The Corporation shall not file any report or statement with the SEC, NASD or any securities exchange in respect of any meeting prior to compliance with the notice procedures set forth in the immediately preceding sentence, except as required by Applicable Law and NASD listing requirements.

Section 5.15. Voting Covenant of Series A-2 Preferred Stock and Series B-2 Preferred Stock. Neither the Investors nor any subsequent holder or any person empowered to vote any shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock shall vote any such shares of Series A-2 Preferred Stock or Series B-2 Preferred Stock held by them at any time or which they are empowered to vote pursuant to Section B of Article VI of the Series A Certificate of Designation and Series B Certificate of Designation, respectively. Any holder of shares of Series A-2 Preferred Stock and Series B-2 Preferred Stock shall, prior to Transfer of any such shares, obtain and deliver to the Corporation the written agreement of any transferee to be bound by the terms of this Section 5.15.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Survival of Representations and Warranties. The respective representations and warranties of the Corporation and the Investors contained in or made pursuant to this Agreement shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the delivery of and payment for the Series A-1 Preferred Stock and Series B-1 Preferred Stock through the date that is thirty (30) months after Closing Date, and shall in no way be affected by any investigation of the subject matter thereof, or statement as to the results thereof, made by or on behalf of the Investors or the Corporation; provided that the representations and warranties of the Corporation contained in Sections 3.01(a) (Organization, Good Standing and Qualification), 3.01(b) (Authorization), 3.01(c) (Valid Issuance), 3.01(d) (Capitalization), 3.01(e) (Series A-1 Preferred Stock Issuance), 3.01(f) (Noncontravention), 3.01(i) (No General Solicitation) and 3.01(m) (No Brokers) shall survive until the expiration of the applicable statute of limitations. The representations and warranties of the Corporation contained in any Bring-Down Certificate shall survive until the expiration of the applicable statute of limitations; provided, that the survival of the representations and warranties of the Corporation in any Bring-Down Certificate shall be only to the extent of the issuance of capital stock covered by such certificate.

Section 6.02. Indemnification.

(a) The Corporation (the “Indemnifying Party”) shall indemnify, defend and hold harmless to the fullest extent permitted by law the Investor and the Investor’s Affiliates and each of their respective officers, directors, managers, partners, stockholders, members, investors, employees, advisors, agents and other representatives and any Affiliate of the foregoing, and each of their respective successors and permitted assigns and each Person who controls any of the foregoing, within the meaning of the Securities Act and the Exchange Act (each, an “Investor Indemnified Party”), from and against, and shall promptly reimburse each Investor Indemnified Party for, all demands, claims, actions or causes of action (whether or not such demands, claims, actions or causes of action are brought by the Corporation, the SEC, the United States Department of Justice or any other governmental entity, or whether or not the Investor Indemnified Party is a party thereto), assessments, losses, damages, liabilities, costs and expenses, including reasonable attorney’s fees and expenses of investigation and attorneys’ and accountants’ fees and expenses in connection with any action, suit or proceeding, including those incurred upon any appeal, joint or several, arising or resulting from or in connection with any misrepresentation or any breach of any representation or warranty, covenant or agreement of the Corporation contained in this Agreement, any of the other Collateral Documents, or in any certificate or other document required to be furnished by the Corporation pursuant to this Agreement (collectively, the “Investor Indemnified Liabilities”).

(b) Whenever any claim for indemnification shall arise under this Section 6.02, the Investor Indemnified Party shall notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim; provided, however, that failure to give such notice shall not affect any of the indemnification or other rights of any Investor Indemnified Party hereunder, except if and to the extent the Corporation is prejudiced by such failure. In the event of any claim for indemnification hereunder resulting from or in connection with legal proceedings by a third party (a “Proceeding”), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

If any Proceeding is filed or instituted against the Investor Indemnified Party asserting any claim for which the Indemnifying Party may be responsible hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable; and if the Indemnifying Party shall acknowledge in writing that the Indemnifying Party shall be responsible and liable for all Investor Indemnified Liabilities in connection with such lawsuit as and to the extent set forth herein, then the Indemnifying Party shall be entitled, if the Indemnifying Party so elects (subject to the Investor Indemnified Party’s written consent which may be withheld by the Investor Indemnified Party to the extent that the Investor Indemnified Party’s rights under any other contested matter or any aspect of the Investor Indemnified Party’s ongoing business operations may be prejudiced by the Investor Indemnified Party’s lack of control over such lawsuit, to take control of the defense and investigation of such lawsuit and to employ and engage attorneys of their own choice, reasonably satisfactory to such Investor Indemnified Party, to handle and defend the same, at the Indemnifying Party’s cost, risk and expense; and the Investor Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s cost, risk and expense, with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit and any appeal arising therefrom. If the Investor Indemnified Party withholds its consent for the Indemnifying Party to take control of the defense and investigation of such lawsuit because and to the extent that the Investor Indemnified Party’s rights under any other contested matter or any aspect of the Investor Indemnified Party’s ongoing business operations may be prejudiced by the Investor Indemnified Party’s lack of control over such lawsuit), the Investor Indemnified Party may employ counsel and participate in the defense thereof but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party and shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings together with reasonably necessary local counsel representing the Investor Indemnified Parties who are parties to such Proceeding). Except as set forth in the immediately preceding sentence, such Investor Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Investor Indemnified Party unless the employment of such counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Proceeding or such Indemnifying Party shall not have employed counsel to have charge of the defense that is reasonably satisfactory to the Investor Indemnified Party of such Proceeding within 60 days of the receipt of notice thereof or such Investor Indemnified Party shall have reasonably concluded that there may be defenses available to it that are different from, additional to, or in conflict with those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct that portion of the defense of such Proceeding on behalf of such Investor Indemnified Party, but such Indemnifying Party may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnifying Party), in any of which events such reasonable fees and expenses shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings together with reasonably necessary local counsel representing the Investor Indemnified Parties who are parties to such Proceeding). An Indemnifying Party shall not be liable for any settlement or compromise of any such Proceeding effected without its consent, but if settled or compromised with the written consent of such Indemnifying Party, such Indemnifying Party agrees to indemnify and hold harmless an Investor Indemnified Party from and against any loss or liability by reason of such settlement. An Indemnifying Party shall not, without the prior written consent of the Investor Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any pending or threatened Proceeding in respect of which such Investor Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Investor Indemnified Party, unless such settlement includes an unconditional release of such Investor Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or failure to act, by or on behalf of such Investor Indemnified Party.

(c) The rights of the Investor Indemnified Parties under this Section 6.02 shall be in addition to (i) any cause of action or similar right of any Investor Indemnified Party against an Indemnifying Party or other Persons, or (b) any liabilities to which the parties may be subject to pursuant to any Applicable Law. In the event that the transactions described herein are not consummated, or are otherwise modified or prevented in any way, other than in accordance with Section 6.17 hereof, the provisions of this Section 6.02 shall remain and continue to be valid, legally binding and in full force and effect. The Indemnifying Party agrees that no Investor Indemnified Party shall have any liability to an Indemnifying Party or other Persons (including its security holders or creditors) for any damages, indirect, consequential or otherwise arising out of, related to, or in connection with this Agreement or any of the transactions contemplated hereby, except only for actual damages arising solely in connection with breach by the Investors of any of their representations, warranties or covenants that are contained in this Agreement.

Section 6.03. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by the written agreement of the Corporation and the Investors;

(b) at any time prior to the Closing Date by either the Corporation or the Investors by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time ninety (90) days after the date hereof (the “Termination Date”), unless such date shall be extended by the mutual written consent of the Corporation and the Investors; provided, however, that the right to terminate this Agreement under this Section 6.03(b) shall not be available to any party until June 30, 2007 if all of the conditions set forth in Article IV shall have been satisfied at any time prior to the Termination Date, except for (A) such conditions that, by their terms, can only or must be satisfied on the Closing Date, and (B) the conditions set forth in Sections 4.01(g) and 4.01(h) hereof; provided further, however, that the right to terminate this Agreement under this Section 6.03(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Closing to occur.

(c) at any time prior to the Closing Date by either the Corporation or the Investors by written notice to the other party if any court of competent jurisdiction in the United States or Federal, state or local government or regulatory body in the United States shall have issued an order, decree or ruling or taken such action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable after the taking of all actions by the Corporation and the Investors contemplated by Section 5.13 hereto; and

(d) at any time prior to the Closing Date by the Investors if there shall have occurred or a condition shall have arisen or been created since the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 6.04. Legends.

(a) The Investors agree that the share certificate(s) that the Investors receive from the Corporation in respect of the Purchased Shares, and any shares of Series A Preferred Stock, Series B Preferred Stock, Common Stock and Class B Non-Voting Stock issued in respect thereof shall be legended with the following legend:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.”

(b) The Investors agree that the share certificate(s) that the Investors receive from the Corporation in respect of the Purchased Shares, and any shares of Series A Preferred Stock, Series B Preferred Stock, Common Stock and Class B Non-Voting Stock issued in respect thereof shall be legended with the following legends:

(i) With respect to Series A Preferred Stock:

“THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFERABILITY1 PROVIDED IN THE CERTIFICATE OF DESIGNATION FOR THE SECURITIES AND THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 17, 2006, AS AMENDED FROM TIME TO TIME, BY AND BETWEEN THE CORPORATION AND THE PERSONS NAMED THEREIN. COPIES OF SUCH DOCUMENTS MAY BE OBTAINED BY ANY STOCKHOLDER OF THE CORPORATION UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

(ii) with respect to the Series B Preferred Stock:

“THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON CONVERTIBILITY PROVIDED IN THE CERTIFICATE OF DESIGNATION FOR THE SECURITIES AND THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 17, 2006 AS AMENDED FROM TIME TO TIME, BY AND BETWEEN THE CORPORATION AND THE PERSONS NAMED THEREIN. COPIES OF SUCH DOCUMENTS MAY BE OBTAINED BY ANY STOCKHOLDER OF THE CORPORATION UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

(iii) with respect to the Class B Non-Voting Stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock:

“THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON CONVERTIBILITY PROVIDED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AND THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 17, 2006 AS AMENDED FROM TIME TO TIME, BY AND BETWEEN THE CORPORATION AND THE PERSONS NAMED THEREIN. COPIES OF SUCH DOCUMENTS MAY BE OBTAINED BY ANY STOCKHOLDER OF THE CORPORATION UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

(iv) with respect to the Common Stock issuable upon conversion of the Series A-1 Preferred Stock, Series B-1 Preferred Stock or Class B-1 Non-Voting Stock:

“THE SECURITIES ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS ON VOTING AND2 TRANSFERABILITY PROVIDED IN THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 17, 2006 AS AMENDED FROM TIME TO TIME, BY AND BETWEEN THE CORPORATION AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY ANY STOCKHOLDER OF THE CORPORATION UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

(v) with respect to the Series A-2 Preferred Stock and Series B-2 Preferred Stock:

“THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON VOTING AS PROVIDED IN THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 17, 2006, AS AMENDED FROM TIME TO TIME, BY AND BETWEEN THE CORPORATION AND THE PERSONS NAMED THEREIN. COPIES OF SUCH DOCUMENTS MAY BE OBTAINED BY ANY STOCKHOLDER OF THE CORPORATION UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

(c) The legends referred to in Section 6.04(a) above shall be removed from a certificate representing such shares of Series A Preferred Stock, Series B Preferred Stock or shares of Common Stock and Class B Non-Voting Stock issued upon conversion thereof if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act, or there is delivered to the Corporation such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Corporation, to confirm that neither such legend nor the instructions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration requirements of the Securities Act. The legends referred to in Section 6.04(b) shall be removed from the certificates representing such shares of Series A Preferred Stock or Series B Preferred Stock or shares of Common Stock or Class B-1 Non-Voting Stock issued upon conversion thereof promptly, but in no event more than five (5) Business Days, after the later of (i) receipt of a request for conversion received from a holder following the Majority Ownership Date or a transfer of such shares to a Qualified Transferee, as applicable and (ii) delivery of the applicable certificates to the Corporation. With respect to the Series A-2 Preferred Stock, Series B-2 Preferred Stock and Class B-2 Non-Voting Stock, the legends referred to in Section 6.04(b) shall be removed from the certificates representing such shares immediately following the Exchange Proposal Approval.

Section 6.05. Fees and Expenses.

(a) The Corporation shall pay (i) to Deutsche Bank Securities, Inc., an advisory fee in the amount notified by the Investors to the Corporation prior to the date hereof, and to Stroock & Stroock & Lavan LLP and Richards, Layton & Finger, P.A., all reasonable and documented legal fees and expenses incurred through the Closing Date (including in connection with the preparation and submission of any filings in connection with the HSR Act and response to comments, inquiries and requests for information related thereto) in the amounts notified by the Investors to the Corporation prior to the Closing Date; (ii) directly to the appropriate governmental entity, on behalf of each of Investors, any fees payable by each of the Investors in connection with their compliance with the applicable requirements of the HSR Act (including filing fees and expenses related thereto); and (iii) all reasonable and documented legal fees and expenses of the Investors incurred in connection with the Class B Proposal, the Non-Voting Securities Proposal, and any amendment, waiver, notice or consent under this Agreement, the Series A Certificate of Designation, the Series B Certificate of Designation or the Amended and Restated Certificate of Incorporation, provided that, as to any such amendment, waiver or consent, the taking of such action by the Investors is requested by the Corporation.

(b) The Corporation shall pay the fees and expenses of the Investors provided in Section 6.05(a) by wire transfers of immediately available fund to the accounts specified therefor by the Investors as follows: (i) the fees and expenses described in Section 6.05(a)(i) on or prior to the Closing Date; (ii) the fees and expenses described in Section 6.05(a)(ii) as and at the time required to be paid to such governmental entity; and (iii) the fees and expenses described in Section 6.05(a)(iii), not later than thirty (30) days following request for such payment.

(c) In the event this Agreement is terminated under any of the circumstances described in Section 6.03, the Corporation shall promptly (but in no event more than ten (10) Business Days following such termination) pay to Stroock & Stroock & Lavan LLP and Richards, Layton & Finger, P.A., all reasonable and documented legal fees and expenses incurred through the date of such termination (including in connection with the preparation and submission of any filings in connection with the HSR Act and response to comments, inquiries and requests for information related thereto) in the reasonable and documented amounts notified by the Investors to the Corporation within five (5) Business Days following such termination; provided, however, that the Investors have not breached in any material respects their obligations under this Agreement which breach caused such termination.

Section 6.06. Equitable Remedies.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms of the provisions or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it shall not assert, as a defense against a claim for specific performance, that the party seeking specific performance has an adequate remedy at law.

Section 6.07. Notices.

All notices, claims and other communications hereunder shall be in writing and shall be made by hand delivery, registered or certified mail (postage prepaid, return receipt requested), facsimile, or overnight air courier guaranteeing next day delivery,

(a) if to the Corporation, to it at:

Loral Space & Communications Inc. 600 Third Avenue New York, NY 10016 Attention: General Counsel Telephone: 212-338-5340 Facsimile: 212-338-5320

with a copy (which shall not constitute notice) to:
Willkie, Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Bruce R. Kraus, Esq. Telephone: 212-728-8237 Facsimile: 212-728-9237

with a copy (which shall not constitute notice) to:
Special Committee of the Board of Directors Loral Space & Communications Inc. 600 Third Avenue New York, NY 10016 Attention: Arthur Simon and John D. Harkey, Jr. Telephone: 212-338-5600 Facsimile: 212-338-5880

with a copy (which shall not constitute notice) to:
King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036 Attention: Christopher C. Paci, Esq. Telephone: 212-556-2100 Facsimile: 212-556-2222

(b) if to the Investors, to them at:

MHR Fund Management LLC 40 West 57th Street, 24th Floor New York, NY 10019 Attention: Hal Goldstein Telephone: 212-262-0005 Facsimile: 212-262-9356

with a copy (which shall not constitute notice) to:
Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attention: Doron Lipshitz, Esq. Telephone: 212-806-5400 Facsimile: 212-806-6006

or at such other address as any party may from time to time furnish to the other parties by a notice given in accordance with the provisions of this Section 6.07. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt is confirmed, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

Section 6.08. Entire Agreement.

This Agreement, together with the Exhibits annexed hereto, contains the entire understanding among the parties hereto concerning the subject matter hereof and this Agreement may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

Section 6.09. Remedies Cumulative.

Except as otherwise provided herein, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

Section 6.10. Governing Law.

This Agreement shall be construed in accordance with and subject to the laws and decisions of the State of New York applicable to contracts made and to be performed entirely therein, except to the extent that the Delaware General Corporation Law applies and, to that extent, by the internal laws of the State of Delaware.

Section 6.11. Counterparts.

This Agreement may be executed in several counterparts hereof, and by the different parties hereto on separate counterparts hereof, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

Section 6.12. Waivers.

No provision in this Agreement shall be deemed waived except by an instrument in writing signed by the party waiving such provision.

Section 6.13. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Corporation shall not assign this Agreement or any rights or obligations hereunder. Notwithstanding the foregoing, the Investors may assign their rights hereunder to any of their Affiliates, without the consent of the Corporation or to any other Person or entity with the consent of the Corporation, which consent shall not be unreasonably withheld, in either case provided that such Person executes and delivers to the Corporation an agreement to be bound by the provisions of, and to become a party to, this Agreement, substantially in the form attached hereto as Exhibit N (a “Joinder Agreement”). By executing and delivering to the Corporation a completed Joinder Agreement, such Person shall be deemed to be an “Investor” party hereto, and shall be bound by all covenants, agreements, representations and warranties made by it as an Investor hereunder, as if such Person was an original party hereto and if the Investor set forth on the signature page hereto so assigns all of its rights and obligations hereunder, such Investor shall cease to be a party hereto and to have any further rights or obligations hereunder.

Section 6.14. Further Assurances.

The Investors shall, at the request of the Corporation, and the Corporation shall, at the request of the Investors, from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement, the Registration Rights Agreement and the transactions herein and therein contemplated.

Section 6.15. Public Announcements. No public announcement by any party hereto with regard to the transactions contemplated hereby or the material terms hereof shall be issued by any party without the mutual prior consent of the other parties, except that in the event the parties are unable to agree on a press release or other public disclosure and legal counsel for one party is of the opinion that such press release or other public disclosure is required by law and such party furnishes the other party an opinion to that effect, then such party may issue the legally required press release or other public disclosure.

Section 6.16. Jurisdiction; Consent to Service of Process.

Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in the City of New York in any such action, suit or proceeding, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.16 and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose.

Section 6.17. Amendment. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto or their permitted successors and assigns.

Section 6.18. Schedule 13D Filings Conclusive. The information contained in the Schedule 13D filed by the Investors with the United States Securities and Exchange Commission with respect to the Corporation, as amended from time to time, shall be conclusive for the purposes of the Corporation’s compliance with its obligations under Section 5.06 hereunder, absent manifest error, unless the Investors have delivered written notice to the contrary to the Corporation as provided in Section 6.07.

Section 6.19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.20. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

1 Words in italics to be included only in share certificates for Series A Preferred Stock issued on the Closing Date.

2 Words in italics to be included only in share certificates for Common Stock issuable on conversion of Series A-1 Preferred Stock issued on the Closing Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Michael Targoff
Name: Michael Targoff
Title: Chief Executive Officer

INVESTORS

MHR FUND MANAGEMENT LLC

By:	/s/ Hal Goldstein
Name: Hal Goldstein
Title: Managing Principal

EXHIBIT A

FORM OF SERIES A CERTIFICATE OF DESIGNATION

EXHIBIT B

FORM OF SERIES B CERTIFICATE OF DESIGNATION

EXHIBIT C

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

SECOND AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

OF

LORAL SPACE & COMMUNICATIONS INC.

Loral Space & Communications Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY that:

1. The name of the corporation is Loral Space & Communications Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name of Loral Space & Communications Inc. on June 24, 2005. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2005.

3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

4. This Certificate of Incorporation was duly authorized and adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5. The text of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

SECOND AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

OF

LORAL SPACE & COMMUNICATIONS INC.

ARTICLE I

The name of the corporation (the “Corporation”) is Loral Space & Communications Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is:

The Corporation Trust Company.

ARTICLE III

Except as provided in Paragraph (d) of Article V of this Certificate of Incorporation, the nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total authorized capital stock of the Corporation shall be NINETY SEVEN MILLION (97,000,000) shares consisting of (i) SIXTY MILLION (60,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), (ii) TWENTY ONE MILLION (21,000,000) shares of Class B-1 Non-Voting Common Stock, $0.01 par value per share (“Class B-1 Non-Voting Stock”), (iii) SIX MILLION (6,000,000) shares of Class B-2 Non-Voting Common Stock, $0.01 par value per share (“Class B-2 Non-Voting Stock”) and (iv) TEN MILLION (10,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

Exhibit A Series A-1 Cumulative 7.50% Convertible Preferred Stock and Series A-2 Convertible Preferred Stock

Exhibit B Series B-1 Cumulative 7.50% Convertible Preferred Stock and Series B-2 Convertible Preferred Stock

(a) Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock.

(i) The shares of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock (and the rights, preferences, privileges and powers of the holders thereof) shall be in all respects identical and all such shares shall be deemed to be a single class with respect to all actions taken in respect thereof, except as expressly set forth and provided for in this Certificate of Incorporation (including, without limitation, Section (a)(vii) of this Article IV). Except as set forth and provided for in this Certificate of Incorporation, the shares of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock (and the rights, preferences, privileges and powers of the holders thereof) shall be in all respects identical.

(ii) The holders of Common Stock, Class B-1 Non-Voting Stock (each, a “Class B-1 Holder” and collectively, the “Class B-1 Holders”) and Class B-2 Non-Voting Stock (each, a “Class B-2 Holder” and collectively, the “Class B-2 Holders”), shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board, such cash dividends, dividends of stock of the Corporation or other property as the Board may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock held by them, respectively, without regard to class; provided, however, that if dividends are declared on the Common Stock, the Class B-1 Non-Voting Stock or the Class B-2 Non-Voting Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of (a) Class B-1 Non-Voting Stock shall be paid only in shares of Class B-1 Non-Voting Stock (or securities convertible into, or exercisable or exchangeable for Class B-1 Non-Voting Stock), and (b) Class B-2 Non-Voting Stock shall be paid only in shares of Class B-2 Non-Voting Stock (or securities convertible into, or exercisable or exchangeable for Class B-2 Non-Voting Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock, as the case may be (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock, as the case may be); provided further, however, that if dividends are declared on the Common Stock, the Class B-1 Non-Voting Stock or the Class B-2 Non-Voting Stock that are payable in shares of Class B-1 Non-Voting Stock, or securities convertible into, or exercisable or exchangeable for Class B-1 Non-Voting Stock, the dividends payable to the holders of Class B-2 Non-Voting Stock shall be paid only in shares of Class B-2 Non-Voting Stock (or securities convertible into, or exercisable or exchangeable for Class B-2 Non-Voting Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class B-2 Non-Voting Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class B-2 Non-Voting Stock). Dividends shall not be paid or issued on any Common Stock unless such dividends are simultaneously paid or issued on each of the Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock.

(iii) In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock shall be entitled to receive the assets and funds of the Corporation in proportion to the number of shares of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock held by them, respectively, without regard to class.

(iv) In no event shall the shares of any of the Common Stock, Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock be split, divided, combined or reclassified, unless the outstanding shares of the other classes shall be proportionately, and in an equal manner, split, divided, combined or reclassified. If any event similar to or of the type contemplated by the provisions of this Section (a)(iv), but not expressly provided by such provision occurs, then the Board shall take such action to adjust the conversion rights, powers, preferences and privileges of the Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock and the number of shares of Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock to be outstanding after any particular event to prevent any dilution of the conversion or other rights of the Class B-1 Holders or Class B-2 Holders set forth in Sections (a)(viii) and (a)(ix) of this Article IV, respectively.

(v) If there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization, reorganization of the Corporation or similar event, the holders of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock shall receive the shares of stock, other securities or rights or other assets or property as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization, reorganization or similar event in proportion to the aggregate number of shares held by them, respectively, without regard to class.

(vi) If there should be any tender or exchange offer made by the Corporation or any Subsidiary of the Corporation for all or any portion of the Common Stock, Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock, such tender or exchange offer shall be equally made to all outstanding shares of Common Stock, Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock, without regard to class.

(vii) Voting.

(A) Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of stockholders.

(B) The Class B-1 Holders and Class B-2 Holders shall have the voting rights set forth below and as otherwise from time to time required by law. When voting separately as a class, each share of Class B-1 Non-Voting Stock and Class B-2 Non-Voting Stock shall entitle the Class B-1 Holder and Class B-2 Holder thereof, respectively, to one vote.

(1) [Notwithstanding section (c) of this Article IV,]3 [E]xcept as otherwise required by law and except as otherwise provided for herein, no share of Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock shall entitle the Class B-1 Holder or Class B-2 Holder thereof, respectively, to vote.

(2) Without the consent or affirmative vote of the Class B-1 Holders of at least a majority of the outstanding shares of Class B-1 Non-Voting Stock voting together as a single class, the Corporation shall not authorize, or take any action, directly or indirectly, to alter, repeal, change or amend any provision of this Certificate of Incorporation, whether by or in connection with any merger, consolidation, reclassification, business combination, exchange, recapitalization, joint venture, partnership, sale, transfer, conveyance, lease, other disposition of all or substantially all of its property or assets, any similar transaction or otherwise, if such authorization or action would reasonably be expected to adversely affect the rights, preferences, privileges or powers of the Class B-1 Non-Voting Stock or Common Stock into which the Class B-1 Non-Voting Stock is convertible, or any of the holders thereof.

(3) Without the consent or affirmative vote of the Class B-2 Holders of at least a majority of the outstanding shares of Class B-2 Non-Voting Stock voting together as a single class, the Corporation shall not authorize, or take any action, directly or indirectly, to alter, repeal, change or amend any provision of this Certificate of Incorporation, whether by or in connection with any merger, consolidation, reclassification, business combination, exchange, recapitalization, joint venture, partnership, sale, transfer, conveyance, lease, other disposition of all or substantially all of its property or assets, any similar transaction or otherwise, if such authorization or action would reasonably be expected to adversely affect the rights, preferences, privileges or powers of the Class B-2 Non-Voting Stock, or any of the holders thereof.

(4) Without the consent or affirmative vote of each Class B-1 Holder affected, the Corporation shall not (i) amend, alter, repeal or waive this Certificate of Incorporation, whether by or in connection with any merger, consolidation, reclassification, business combination, joint venture, partnership, exchange, recapitalization, sale, transfer, conveyance, lease or other disposition of all or substantially all of its property or assets or otherwise, to alter the voting rights of the Class B-1 Non-Voting Stock or reduce the number of shares of such Class B-1 Non-Voting Stock whose Class B-1 Holders must consent to an amendment, supplement or waiver, or (ii) enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

(5) Without the consent or affirmative vote of each Class B-2 Holder affected, the Corporation shall not (i) amend, alter, repeal or waive this Certificate of Incorporation, whether by or in connection with any merger, consolidation, reclassification, business combination, joint venture, partnership, exchange, recapitalization, sale, transfer, conveyance, lease or other disposition of all or substantially all of its property or assets or otherwise, to alter the voting rights of the Class B-2 Non-Voting Stock or reduce the number of shares of such Class B-2 Non-Voting Stock whose Class B-2 Holders must consent to an amendment, supplement or waiver, or (ii) enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

(viii) Conversion of Class B-1 Non-Voting Stock. Each share of Class B-1 Non-Voting Stock may be converted in the manner provided herein into one fully paid and nonassessable share of Common Stock.

(A) Conversion Upon Majority Ownership Date. As of and from the Majority Ownership Date, at the option and election of the Class B-1 Holder thereof, each share of Class B-1 Non-Voting Stock may be converted into one fully paid and nonassessable share of Common Stock in the manner provided herein at any time in accordance with Section (a)(viii)(D) of this Article IV.

(B) Threshold Conversion. If at any time after the Closing Date, the sum of the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock and the number of shares of Common Stock held by MHR is below the Threshold, and either (i) the shares of Series B Preferred Stock that are converted into Series A-1 Preferred Stock or Common Stock, as the case may be, pursuant to Section 5.06 of the Securities Purchase Agreement and Section VII.A(d)(iii) of the Series B Certificate of Designation are not sufficient to increase the number of shares of Series A-1 Preferred Stock and Common Stock held by MHR so as to equal (but not exceed), as a percentage of the aggregate voting power of all outstanding securities issued by the Corporation at any time and from time to time (assuming the conversion of all outstanding shares of Series A-1 Preferred Stock held by MHR) the Threshold, or (ii) MHR does not hold any shares of Series B Preferred Stock to convert into Series A-1 Preferred Stock or Common Stock, as the case may be, pursuant to Section 5.06 of the Securities Purchase Agreement and Section VII.A(d)(iii) of the Series B Certificate of Designation, then a number of shares of Class B-1 Non-Voting Stock held by MHR (if any) shall be converted in accordance with the procedures set forth in the paragraph immediately below into shares of Common Stock such that the aggregate number of shares of Series A-1 Preferred Stock and Common Stock held by MHR (including the shares of Series B Preferred Stock that were converted into Series A-1 Preferred Stock or Common Stock, as the case may be, pursuant to Section 5.06 of the Securities Purchase Agreement and Section VII.A(d)(iii) of the Series B Certificate of Designation) equals (but does not exceed) the Threshold.

The Corporation shall provide a written notice in substantially the form attached as Exhibit K to the Securities Purchase Agreement (the “Threshold Conversion Notice”) not less than ten (10) days following the end of each calendar quarter and within five (5) Business Days after any issuance of securities exceeding two percent (2%) of the voting power of the Corporation. Within five (5) Business Days after receipt of the Threshold Conversion Notice, MHR shall either confirm the calculations set forth therein in a written notice substantially in the form attached to the Securities Purchase Agreement as Exhibit L (a “Notice of Confirmation”) or dispute the calculations set forth therein in a written notice substantially in the form attached to the Securities Purchase Agreement as Exhibit M (a “Notice of Disagreement”), and in either case specify whether any or all of such shares of Series B Preferred Stock, if any, are to be converted into shares of Series A-1 Preferred Stock or Common Stock. Within three (3) Business Days (or fifteen (15) calendar days if physical delivery of any certificate is involved) after the Corporation’s receipt of (i) a Notice of Confirmation, the Corporation shall issue such number of shares of Series A-1 Preferred Stock and/or Common Stock as set forth in the Threshold Conversion Notice, and (ii) a Notice of Disagreement, the Corporation shall issue such number of shares of Series A-1 Preferred Stock and/or Common Stock set forth in the Threshold Conversion Notice and the parties shall use their reasonable best efforts to resolve the disagreements set forth in the Notice of Disagreement and the Corporation shall, promptly upon such resolution, issue such number of additional shares of Series A-1 Preferred Stock and/or Common Stock as necessary.

(C) Conversion Upon Certain Transfers. Upon the transfer of any share(s) of Class B-1 Non-Voting Stock to any Person who is not and does not become an Affiliate or Associate of, or a member of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with, MHR, and is a Qualified Transferee, then the Class B-1 Non-Voting Stock held by such transferee shall be convertible into shares of Common Stock in accordance with Section (a)(viii)(D) of this Article IV. In the event that (x) solely as a result of such transfer of shares of Class B-1 Non-Voting Stock, such transferee would become the Beneficial Owner of more than 35.9% of the voting power of the Corporation, or (y) such transferee is the Beneficial Owner of more than 35.9% but less than 50% of the voting power of the Corporation immediately prior to such transfer of shares of Class B-1 Non-Voting Stock (such transferee in each of (x) and (y), a “Disqualified Transferee”), then (A) in the case of clause (x) above, such number of shares of Class B-1 Non-Voting Stock transferred shall not be convertible into Common Stock so that the transferee does not become the Beneficial Owner of more than 35.9% of the outstanding voting power of the Corporation solely as a result of such transfer, and (B) in the case of clause (y) above, all the shares of Class B-1 Non-Voting Stock so transferred shall not be convertible into Common Stock. The restrictions on the conversion of shares of Class B-1 Non-Voting Stock for shares of Common Stock set forth in this paragraph shall be of no further force and effect as of and from the Majority Ownership Date.

(D) Conversion Procedures. The conversion of shares of Class B-1 Non-Voting Stock pursuant to this Section (a)(viii) may be effected by any Class B-1 Holder upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board and identified to the Class B-1 Holders in writing upon such designation, of the certificate for such shares of Class B-1 Non-Voting Stock to be converted accompanied by a written notice stating that such Class B-1 Holder elects to convert all or a specified whole number of shares represented by such certificate in accordance with the provisions of this Section (a)(viii) and specifying the name or names in which such Class B-1 Holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such Class B-1 Holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of Class B-1 Non-Voting Stock pursuant hereto. As promptly as practical, and in any event within three (3) Business Days (or fifteen (15) calendar days if physical delivery of any certificate is involved) after the Conversion Date, the Corporation shall deliver or cause to be delivered as directed by the converting Class B-1 Holder (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such Class B-1 Holder shall be entitled, and (ii) if less than the full number of shares of Class B-1 Non-Voting Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Class B-1 Non-Voting Stock evidenced by such surrendered certificate or certificates less the number of shares of Class B-1 Non-Voting Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the date (the “Conversion Date”) of the giving of such notice by the Class B-1 Holder to be converted and of such surrender of the certificate or certificates representing the shares of Class B-1 Non-Voting Stock to be converted so that as of such time the rights of the Class B-1 Holder thereof as to the shares being converted shall cease, except for the right to receive certificates representing shares of Common Stock in accordance herewith, and the Class B-1 Holder entitled to receive the shares of Common Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of such shares of Common Stock at such time.

(E) Reservation of Shares. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Class B-1 Non-Voting Stock in accordance with the terms hereof such number of its authorized but unissued shares of Common Stock as will at any time and from time to time be sufficient to permit the conversion of any and all outstanding shares of Class B-1 Non-Voting Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Class B-1 Non-Voting Stock.

(ix) Exchange of Class B-2 Non-Voting Stock. [Each share of Class B-2 Non-Voting Stock shall be immediately and automatically exchanged in the manner provided herein into one fully paid and nonassessable share of Class B-1 Non-Voting Stock upon the Exchange Proposal Approval. If any shares of Class B-2 Non-Voting Stock are issued at any time following the Exchange Proposal Approval, such shares of Class B-2 Non-Voting Stock shall be immediately and automatically exchanged upon issuance in the manner provided herein into one fully paid and nonassessable share of Class B-1 Non-Voting Stock.]4 [Each share of Class B-2 Non-Voting Stock shall be immediately and automatically exchanged in the manner provided herein into one fully paid and nonassessable share of Class B-1 Non-Voting Stock.]5

(A) Exchange Procedures. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Class B-1 Non-Voting Stock upon exchange of Class B-2 Non-Voting Stock pursuant hereto. As promptly as practical, and in any event within three (3) Business Days (or fifteen (15) calendar days if physical delivery of any certificate is involved) after the Exchange Date (as defined below), the Corporation shall deliver or cause to be delivered as directed by the exchanging Class B-2 Holder certificates representing the number of validly issued, fully paid and nonassessable full shares of Class B-1 Non-Voting Stock to which such Class B-2 Holder shall be entitled. Such exchange shall be deemed to have occurred at the close of business on the date (the “Exchange Date”) of the Shareholder Approval. As of such time the rights of the Class B-2 Holder thereof as to the shares being exchanged shall cease, except for the right to receive certificates representing shares of Class B-1 Non-Voting Stock in accordance herewith, and the Class B-2 Holder entitled to receive the shares of Class B-1 Non-Voting Stock issued as a result of such exchange shall be treated for all purposes as having become the holder of such shares of Class B-1 Non-Voting Stock at such time.

(B) Reservation of Shares. The Corporation shall at all times reserve and keep available for issuance upon the exchange of the Class B-2 Non-Voting Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Class B-1 Non-Voting Stock as will at any time and from time to time be sufficient to permit the exchange of any and all outstanding shares of Class B-2 Non-Voting Stock, and shall take all action required to increase the authorized number of shares of Class B-1 Non-Voting Stock if necessary to permit the exchange of all outstanding shares of Class B-2 Non-Voting Stock.

(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, except as otherwise provided in the resolution or resolutions of the Board providing for the issuance of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board or in any Certificate of Designation or similar certificate creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

(c) [The Corporation shall not issue non-voting equity securities within the meaning of section 1123 of chapter 11 of title 11 of the United States Code.]6

ARTICLE V

(a) In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation (the “Bylaws”) may be made, altered, amended or repealed by the Board.

(b) In addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) in voting power of the outstanding shares of the Corporation then entitled to vote upon the election of directors generally, voting together as a single class, shall be required for (i) the alteration, amendment, or repeal of (x) Paragraphs (b) or (d) of Article V of this Certificate of Incorporation or (y) Article VII of this Certificate of Incorporation, or (ii) the alteration, amendment or repeal of the By-laws of the Corporation by the stockholders of the Corporation.

(c) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Voting at meetings of stockholders need not be by written ballot. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Except as otherwise provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

(d) For so long as the Corporation owns any shares of Space Systems/Loral, Inc., a Delaware corporation, directly or indirectly, the Corporation shall not cause such shares to be voted in favor of any amendment to or modification of Section 3 of the Restated Certificate of Incorporation of Space Systems/Loral, Inc.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Subject to Paragraph (f) below, the number of directors of the Corporation shall be fixed from time to time by the Board, provided, however, that such number shall be no fewer than three (3) and no more than fifteen (15).

(b) The Corporation is to have perpetual existence.

(c) The Board (other than those directors elected solely by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV hereof, if any (the “Preferred Stock Directors”)) shall be divided into three classes to be designated as Class I, Class II and Class III. The number of such directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. At annual elections, other than with respect to the Preferred Stock Directors, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term ending at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified.

(d) If the number of directors that constitutes the whole Board is changed in accordance with this Article VI, the majority of the Board that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible. No decrease in the number of directors constituting the entire Board shall have the effect of shortening the term of any incumbent director.

(e) A director, other than a Preferred Stock Director, may be removed from office only for cause and only by the vote of at least two-thirds in voting power of the outstanding stock entitled to vote in an election of directors. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any vacancy on the Board, however resulting, and any newly created directorship resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

(f) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional director or directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall forthwith be reduced accordingly.

(g) Elections of directors need not be by written ballot.

(h) In the event that the votes of the directors on any matter voted upon by the Board are equally divided, the director who is at that time the Vice Chairman of the Board shall have a second or casting vote on such matter.

ARTICLE VII

(a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against expenses (including court costs and attorneys’ fees), judgments, damages, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Corporation of the commencement thereof, and the Corporation shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation. The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article. However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation (other than as contemplated by the immediately preceding sentence) or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of the Corporation.

(b) Expenses (including any attorneys’ fees) reasonably incurred in investigating, defending or responding to any civil or criminal action, suit, proceeding or investigation in which a current or former director or officer of the Corporation has been named as a defendant, respondent or target, and any appeal therefrom, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the current or former director or officer of the Corporation to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such undertaking shall be accepted by the Corporation without reference to the financial ability of the current or former director or officer of the Corporation to make such repayment.

(c) This indemnification and other rights set forth in this Article VII shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), contract, agreement, bylaws, vote of stockholders or action of the Board or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article VII shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VII.

(d) The right to indemnification and advancement of expenses provided by this Article VII shall continue as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. The right of an Indemnitee to indemnification or advances as granted by this Article VII shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

(e) In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as provided for by the foregoing provisions of this Article VII, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify current and former employees, agents and other persons serving the Corporation and advance expenses to current and former employees, agents and other persons serving the Corporation, in each case as may be authorized by the Board, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to directors, officers and employees by this Article VII.

(f) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to or is obligated to indemnify such person against such expense, liability or loss. The indemnification and reimbursement of expenses so provided by this Article VII shall not be available to the extent that indemnification or reimbursement has been received by such director or officer under any applicable policy of insurance or otherwise.

(g) No amendment, termination or repeal of this Article VII or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any actions, transactions, facts or matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit, claim, proceeding or investigation arising out of or relating to any actions, transactions, facts or matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII, if such provision had not been so amended, terminated or repealed or if a provision inconsistent therewith had not been so adopted.

(h) A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, (iii) liability under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to an act or omission of such director occurring prior to such repeal or modification.

(i) Notwithstanding anything to the contrary set forth in this Article VII, and except as provided in clause (iv) below and as provided in the Stipulation and Agreement Among the Debtors and Their Directors and Officers in Respect of Certain Indemnification Claims in In re Loral Space & Communications Ltd. et al., Case Nos. 03-41710 (RDD), 03-41709 (RDD) through 03-41728 (RDD) in the United States Bankruptcy Court for the Southern District of New York, (i) for the purposes of this Article VII, the term “Corporation” shall not include Loral Space & Communications Ltd., a Bermuda company, or any direct or indirect subsidiary thereof that at the time was not or that is not a direct or indirect subsidiary of the Corporation (collectively, “Old Loral”), and the Corporation shall not have obligations pursuant to this Article VII solely by virtue of any assertion by any person, entity or governmental authority or any determination by a court of competent jurisdiction, that it is a successor to Old Loral or any other entity; (ii) the Corporation may, but shall not be required to, indemnify any director or officer of Old Loral, or any person who was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of Old Loral as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of Old Loral or of any of its affiliates and any charitable or not-for-profit enterprise, except as specifically set forth in that certain Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of June 3, 2005 of Loral Space & Communications, Ltd. and its subsidiaries that are a party thereto (as the same may be amended from time to time, the “Plan”); (iii) the Corporation may, but shall not be required to, indemnify any Indemnitee with respect to any events or circumstances occurring prior to the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on July 11, 2003 by Loral Space & Communications, Ltd. and its subsidiaries that are a party thereto, except as specifically set forth in the Plan; and (iv) the Corporation shall indemnify and hold harmless each Indemnitee from and against and for any and all obligations incurred directly or indirectly by Old Loral with respect to any taxes owed by Old Loral or the Debtors (as defined in the Plan) for the period prior to the Effective Date (as defined in the Plan), including interest and penalties, to any governmental entity and as to which Old Loral or the Debtors are the primary obligor(s), to the full extent provided in Paragraphs (a) through (h) of this Article VII.

ARTICLE VIII

For the purposes of this Certificate of Incorporation, the following terms shall have the meanings indicated:

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Associate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

“Beneficial Owner” shall have the meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Closing Date” shall have the meaning assigned to such term in the Securities Purchase Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

“Exchange Proposal Approval” means the affirmative vote of at least a majority of the votes cast (whether in person, by proxy at a meeting of shareholders or by written consent in lieu of a special meeting) in favor of a proposal to permit the Class B-2 Non-Voting Stock to be exchangeable into shares of Class B-1 Non-Voting Stock in accordance with the terms and conditions of Section (a)(ix) of Article IV of this Restated Certificate of Incorporation.

“Joint Venture” means any joint venture between the Corporation and any other Person.

“Majority Ownership Date” means the earlier of the date that (i) MHR becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Common Stock of the Corporation (including any successor to the Corporation) (excluding any shares of Series A-1 Preferred Stock issued on the Closing Date or Common Stock issued upon the conversion thereof), and (ii) a Person unrelated to MHR becomes the Beneficial Owner, directly or indirectly, of shares of capital stock of the Corporation (other than any shares acquired in violation of the Transfer Restriction) constituting, upon exercise or conversion into Common Stock of all in-the-money convertible securities, options and warrants that such person has the immediate right to so exercise or exchange, more than 50% of the Common Stock of the Corporation (including any successor to the Corporation) that would be outstanding following the exercise or conversion of all in-the-money convertible securities, options and warrants of the Corporation then outstanding; provided that the Majority Ownership Date shall not be deemed to have occurred pursuant to clause (ii) above if at such time MHR would, upon conversion of any shares of Series A Preferred Stock, Class B-1 Non-Voting Stock or Class B-2 Non-Voting Stock then held by it into Common Stock and upon conversion of any shares of Series B-1 Preferred Stock then held by it into Series A-1 Preferred Stock or Common Stock, become the Beneficial Owner of more than 50% of the Common Stock of the Corporation (including any successor to the Corporation) that would be outstanding following the exercise or conversion of all in-the-money convertible securities, options and warrants of the Corporation then outstanding.

“MHR” means MHR Fund Management LLC and any successor thereto (“Fund Management”) and any investment fund or other entity controlled by, or under common control with, Fund Management or any Person that controls or is controlled by Fund Management.

“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Qualified Transferee” shall mean a Person other than a Disqualified Transferee.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of October 17, 2006, by and between the Corporation and MHR Fund Management LLC or any of its permitted assignees, as amended and restated by the Amended and Restated Securities Purchase Agreement, dated as of February [27], 2007, between the same parties, as further amended, supplemented or otherwise modified from time to time.

“Series A Certificate of Designation” means the Certificate of Designation setting forth the rights, preferences, privileges and powers of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, as filed with the Secretary of State of the State of Delaware.

“Series A-1 Preferred Stock” means the Series A-1 Cumulative 7.50% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Series A-2 Preferred Stock” means the Series A-2 Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Certificate of Designation” means the Certificate of Designation setting forth the rights, preferences, privileges and powers of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, as filed with the Secretary of State of the State of Delaware.

“Series B-1 Preferred Stock” means the Series B-1 Cumulative 7.50% Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B-2 Preferred Stock” means the Series B-2 Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Subsidiary” means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture shall be considered (i) a “Subsidiary” of the Corporation or (ii) a “Subsidiary” of any Subsidiary of the Corporation.

“Threshold” means 39.999% of the aggregate voting power of all outstanding securities issued by the Corporation at any time and from time to time (assuming the conversion of all of the then outstanding shares of Series A-1 Preferred Stock).

“Transfer Restriction” shall have the meaning assigned to such term in the Securities Purchase Agreement.

3 [To be included if stockholders do not approve the Non-Voting Securities Proposal (as defined in the Securities Purchase Agreement).]

4 [This provision to be included if the Exchange Proposal Approval is not approved when this Restated Certificate is filed with the Secretary of State of the State of Delaware.]

5 [This provision to be included if the Exchange Proposal Approval occurs simultaneously with the Class B Non-Voting Stock Authorization.]

6 [To be removed if stockholders approve the Non-Voting Securities Proposal (as defined in the Securities Purchase Agreement).]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officers on this      day of      , 200     .

Avi Katz

Vice President and Secretary

ATTEST:

Janet Yeung

Vice President and Assistant Secretary

EXHIBIT D

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

CORPORATION SCHEDULE OF EXCEPTIONS

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

FORM OF OPINION OF WILLKIE FARR & GALLAGHER LLP

EXHIBIT H

FORM OF AMENDMENT TO AMENDED AND RESTATED BYLAWS

EXHIBIT I

FORM OF BRING-DOWN CERTIFICATE

EXHIBIT J

FORM OF BRING-DOWN OPINION

EXHIBIT K

FORM OF THRESHOLD CONVERSION NOTICE

EXHIBIT L

FORM OF NOTICE OF CONFIRMATION

EXHIBIT M

FORM OF NOTICE OF DISAGREEMENT

EXHIBIT N

FORM OF JOINDER AGREEMENT